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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Golden Telecom, Inc.

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GOLDEN TELECOM, INC. Representative Offices of Golden TeleServices, Inc. 1 Kozhevnichesky Proezd, 2nd Floor Moscow, Russia 115114
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 17, 2007
Brussels, Belgium
April 27, 2007
Dear Shareholders:
     The 2007 annual meeting of shareholders of Golden Telecom, Inc. (the “Company” or “Golden Telecom”) will be held in the Van de Velde Room, Rocco Forte Hotel Amigo, 1000 Rue de L’Amigo, 1-3 Brussels, Belgium on May 17, 2007 at 1:00 p.m. local time, to consider and act on the following matters:
1.	The election of ten directors for a term of one year (Item No. 1);

2.	Ratification of the selection of the auditors of the Company for fiscal year 2007 (Item No. 2);

3.	Approval of an amendment to the 1999 Equity Participation Plan of Golden Telecom, Inc. (Item No. 3); and

4.	If presented, a shareholder proposal to elect one of the ten directors for a term of one year (Item No. 4).
     Shareholders of record at the close of business on April 5, 2007 will be entitled to vote at the meeting. If you will need special assistance at the meeting because of a disability, please notify the office of the General Counsel of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114 or Golden Telecom, Inc., 2831 Twenty-Ninth St. N.W., Washington, D.C., 20008 or through e-mail at annualmeeting@gldn.net. A list of shareholders entitled to vote at the meeting may be examined at the principal executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114.

By order of the Board of Directors

ILYA SMIRNOV
Vice President, Acting General Counsel and Secretary
IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

GOLDEN TELECOM, INC. Representative Offices of Golden TeleServices, Inc. 1 Kozhevnichesky Proezd, 2nd Floor Moscow, Russia 115114
PROXY STATEMENT
April 27, 2007
INTRODUCTION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Golden Telecom, Inc. (the “Company” or “Golden Telecom”) of proxies to be voted at the annual meeting of shareholders of the Company to be held in the Van de Velde Room, Rocco Forte Hotel Amigo, 1000 Rue de L’Amigo, 1-3 Brussels, Belgium on May 17, 2007 beginning at 1:00 p.m. local time (the “Annual Meeting”). Enclosed with this Proxy Statement is a Notice of the Annual Meeting of Shareholders, together with a Proxy Card for your signature if you are unable to attend. Shareholders of record who execute Proxy Cards may revoke them at any time before they are voted. Any Proxy Card may be revoked by the person giving it any time before it is voted by delivering to the Corporate Secretary of the Company at the principal executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia, 115114, or Golden Telecom, Inc., 2831 Twenty-Ninth St., N.W., Washington, D.C., 20008 on or before the business day prior to the Annual Meeting or at the Annual Meeting itself, a subsequent written notice of revocation or a subsequent Proxy Card relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying Proxy Card will be first sent to the Company’s shareholders is May 1, 2007.
PROXIES AND VOTING PROCEDURES
Shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), represented by properly executed Proxy Cards received prior to or at the meeting, unless such Proxy Cards have been revoked, will be voted in accordance with the instructions indicated on the Proxy Card.
Shareholders of record (the “Shareholders”) on April 5, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. On April 5, 2007, the Company had outstanding approximately 36,692,015 shares of Common Stock, with each share representing one vote.
If you return your signed Proxy Card to the Company before the Annual Meeting, Golden Telecom will vote your shares as you direct. Items 1, 2 and 3 will be presented at the Annual Meeting by management. Item 4 is expected to be presented at the Annual Meeting by a shareholder.

If you return the Proxy Card to us and do not specify on your Proxy Card how you want to vote your shares, we will vote them “FOR” the election of all Company nominees for director as set forth under “Election of Directors” below, “FOR” the proposal to ratify the selection of our auditors, “FOR” the proposal to approve an amendment to the Company’s 1999 Equity Participation Plan, and will “WITHHOLD AUTHORITY” from the shareholder proposal to elect a director.
The affirmative vote of the holders of a plurality of the votes cast by shareholders will elect candidates for director (Items No. 1 and 4 on your Proxy Card). The affirmative vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to ratify the Board of Directors’ appointment of Ernst & Young LLC (“Ernst & Young”) as the Company’s independent auditors for 2007 (Item No. 2 on your Proxy Card) and the amendment to the Company’s 1999 Equity Participation Plan (Item No. 3 on your Proxy Card). The required quorum is a majority of the outstanding shares of voting stock of Golden Telecom. Golden Telecom intends to count abstentions both for purposes of determining presence or absence of a quorum and in the total number of shares represented and voting with respect to a proposal. Accordingly, abstentions will have the same effect as a vote against Item 2 and Item 3.
The ten nominees for director receiving the highest number of affirmative votes will be elected. If you vote “FOR” all ten of the Company’s nominees for director under Item 1 and you also vote “FOR” the shareholder proposal under Item 4, your Proxy Card will be invalid with respect to Items 1 and 4 because you will have voted for eleven candidates. Therefore, if you would like to vote “FOR” the shareholder proposal, you must “WITHHOLD AUTHORITY” with respect to at least one of the Company’s nominees. Unless authority to vote is withheld or another contrary instruction is indicated, properly executed Proxy Cards received by Golden Telecom prior to or at the Annual Meeting will be voted “FOR” the election of the Company nominees listed on the following pages and will be voted to “WITHHOLD AUTHORITY” on the shareholder proposal listed on the following pages. Should any of the nominees be unavailable to serve at the time the election occurs, the proxy holders named in the Proxy Card will vote for substitute nominees at their discretion.
Broker non-votes occur when nominees have voted on some of the matters to be acted on at a meeting, but fail to vote on certain other matters because they are not permitted to vote on such matters in the absence of instructions from the beneficial owners of shares. Broker non-votes, if any, with respect to a proposal will not be counted for purposes of determining the presence or absence of a quorum, and will not be counted as shares represented and voting with respect to that proposal. A broker non-vote will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent auditor.
* * * * * * * * * * * * * * * * * *

PROPOSALS TO BE VOTED UPON
Item No. 1 on Your Proxy Card: Election of Directors
The Board of Directors
The size of the Company’s Board of Directors is set at ten directors. At the Annual Meeting, ten directors will be elected. Each director will serve a one year term and will serve until the next annual meeting of shareholders or until the director is succeeded by another qualified director who has been elected or until his earlier resignation. Each of the Company’s nominees, with the exceptions of Mr. Thor Halvorsen and Mr. Alexey Reznikovich, is now a member of the Board of Directors of the Company and each of the Company’s nominees has indicated that he is willing and able to serve as a director if elected and has consented to being named as a nominee in this Proxy Statement. The following section sets forth the name and principal business occupation or employment of each of the Company’s director nominees.

Petr Aven Age 52	Since October 1994, Mr. Aven has served as President of Alfa Bank. As President, his major responsibilities include strategic planning as well as business and government relations in Russia and in the other countries where the bank operates. Mr. Aven also currently serves as the Co-Chairman of the Board of CTC Media, Inc. Prior to his employment with Alfa Bank, Mr. Aven acted as a financial consultant specializing in financial instruments of the Russian Federation in a consultancy that he established. From November 1991 until his resignation in December 1992, Mr. Aven served as the Minister of Foreign Economic Relations of the Russian Federation. Prior to his appointment as Minister, Mr. Aven was employed as a principal researcher at the International Institute for Applied System Analysis in Laxenburg, Austria where his major projects included the methodology of socio-economic comparisons, comparative economics, and economic reforms in centrally planned economies. Prior to this period, from 1981 to 1989, Mr. Aven served as a research scholar at the Institute for Systems Studies of the USSR Academy of Sciences where he advised the administration of Mikhail Gorbachev. Among his other activities, Mr. Aven has acted as a guest professor and lecturer at numerous universities, including Yale University, Bar-Elan University (Israel), and the University of Glasgow and has published two books on econometrics and on economic reform and numerous articles in Russian and international journals, including “Communist Economies and Economic Transformation,” and “Economic Policy.” Yale University Press, the Kiel Institute of World Economics and other scientific and academic institutes have published Mr. Aven’s monographs.

Mr. Aven has served as a member of the Company’s Board of Directors since May 2001. Mr. Aven has served as the Chairman of the Board since his election to the Board in May 2001 and on the Board’s Nominating and Corporate Governance Committee since July 2002, including serving as Chairman of that Committee until September 2005.

Vladimir Bulgak Age 65	From 2004 to 2006, Mr. Bulgak was Chief Science Advisor of OAO Telecom. From March 2004 to April 2006, Mr. Bulgak was employed as an Advisor to the General Director of EDN Sovintel, LLC (“Sovintel”), a wholly owned subsidiary of the Company. In addition, Mr. Bulgak was a consultant to Golden TeleServices, Inc., a wholly-owned subsidiary of the Company, until December 2005. From 1999 to 2003, Mr. Bulgak served as Chairman of the Board of Directors of OAO Comincom. From 1999 to 2003, Mr. Bulgak also served as Chairman of the Board of Directors of OAO Combellga. In 1998, Mr. Bulgak served as Minister of Science and High Technology of the Russian Federation. Mr. Bulgak was the Vice Premier of the Russian Federation from 1997 to 1998. From 1990 to 1997, Mr. Bulgak served as Minister of Communications of the Russian Federation. Mr. Bulgak holds a Doctorate Degree in Economic Science from and is a Professor at the Moscow Technical University of Telecommunications and Information Systems, and holds a Doctorate Degree in Philosophy from, and served as a Professor at, the Wold Distributed University in Brussels, Belgium. Mr. Bulgak is the author of seven books on questions concerning the management, economics and technology of telecommunications, and is the author of a well-known university course book named “The Theory and Technical Schematics of Management Systems for Electronic Communications.”

Mr. Bulgak was first elected to the Board of Directors in March 2006.

Patrick Gallagher Age 52	Mr. Gallagher has over 25 years’ experience in international telecommunications. He is a member of the Supervisory Board of Getronics NV, a Dutch listed global ICT solutions and services company with operations in over 30 countries and revenues of €3 billion.

From April 2006 until March 2007, Mr. Gallagher was non-executive Vice Chairman of FLAG Telecom Group and from March 2003 until March 2006, Mr. Gallagher was Executive Vice Chairman and Chief Executive Officer of FLAG Telecom Group. Prior to joining FLAG in March 2003, he had a 17 year career with British Telecommunications plc (“BT”). Initially, Mr. Gallagher held the position of Commercial Advisor and Commercial Director of BT and in 1994 he was appointed Director of Business Development to lead BT’s international expansion and investment strategy. He was President of BT Europe from January 1996 until July 2000 where he grew and managed BT’s European operations to include 12 equity joint venture companies and five subsidiaries, generating over £6 billion in annual revenue. Subsequently, he sat on BT’s Executive Committee as Group Strategy and Development Director where he was central to BT’s restructuring and strategic re-positioning. Before joining BT, Mr. Gallagher spent eight years with Racal Electronics, managing international communications projects in Europe, the Middle East and South America. Mr. Gallagher is a graduate of Warwick University with a degree in Economics and Industry.

Mr. Gallagher has served as a member of the Company’s Board of Directors since May 2006. He has served as a member of the Board’s Executive Committee, Compensation Committee and Audit Committee since May 2006.

Thor A. Halvorsen Age 53	Mr. Halvorsen is Executive Vice President for Central and Eastern Europe of Telenor ASA and Director of several companies in Norway and internationally. He has served in several Executive Management positions in Telenor, including as Chief Executive Officer of Telenor Networks from 1995 to 1998 and since 1998 as Chief Executive Officer of Telenor Business Solutions. Prior to 1993, he was responsible for sales activities, product management and development and various technical activities both in the fixed and mobile networks.

Mr. Halvorsen holds a Masters of Science in Electrical Engineering (Telecommunications and Computer Science) from the Norwegian Institute of Technology in Trondheim, Norway and studied Management Development at INSEAD in Fontainebleau, France.

David Herman Age 61	Mr. Herman has served in senior executive positions throughout the world, including the Commonwealth of Independent States. He retired in 2002 from the position of Vice President of General Motors Corporation for Russia and the Commonwealth of Independent States after 29 years with General Motors and since 2002 has been a consultant to General Motors. Mr. Herman was instrumental in the establishment of a $340 million car plant by General Motors, Avtovaz and the European Bank for Reconstruction and Development. Prior to his appointment with General Motors in the Commonwealth of Independent States, Mr. Herman served as Chairman of Adam Opel A.G., and served as President of SAAB Automobile.

Mr. Herman has served as a member of the Company’s Board of Directors since November 2002. Mr. Herman has served as a member of the Board’s Audit Committee since December 2002, including serving as Chairman of that Committee until July 2006. He has served as a member of the Board’s Compensation Committee since December 2002 and as the Chair of that Committee since September 2005. Mr. Herman has served as a member of the Board’s Nominating and Corporate Governance Committee since May 2005 and as the Chair of that Committee since September 2005.

Kjell Johnsen Age 39	Kjell Johnsen is a Senior Vice President of Telenor Central & Eastern Europe. Mr. Johnsen is Telenor’s representative in the Russian Federation. From 2001 to 2006, Mr. Johnsen worked as Vice President of Telenor Networks with responsibility for Telenor’s fixed line activities in Russia and the CIS. Prior to joining Telenor in 2000, Mr. Johnsen worked for four years with the Norwegian group Norsk Hydro, where he held executive positions both as Country Manager in the Ukraine and as a manager at the regional headquarters for the CIS, Africa and Latin America, based in Paris.

Before joining Norsk Hydro, Mr. Johnsen spent four years working as a trade manager in the Swedish shipping and trading company Scandsea International AB. This work was also connected with the Russian market. Mr. Johnsen holds a Masters Degree in Business Administration in Strategic Management from the Norwegian School of Economics and Business Administration. He also studied Russian at a military academy during his military service.

Mr. Johnsen has served as a member of the Company’s Board of Directors since December 2003. He has served as a member of the Board’s Executive Committee since December 2003 and as the Chair of that Committee since February 2004. Mr. Johnsen has served as a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee since February 2004.

Oleg Malis Age 32	Mr. Malis is Senior Vice President of Altimo. Mr. Malis began working for Alfa Telecom Limited (now known as Altimo) as Chief of the Current Project Management Unit in 2005. From 2003 until 2005, Mr. Malis was Senior Vice President and Director of Mergers and Acquisitions for Golden Telecom. Prior to joining Golden Telecom, Mr. Malis founded ZAO Investelectrosvyaz and ZAO Cortec. Mr. Malis holds a degree from Moscow State Aviation Technological University in Systems Engineering.

Mr. Malis has served as a member of the Company’s Board of Directors since November 2005 and has served on the Board’s Executive Committee since December 2005. Mr. Malis is also a director of Vimpel Communications.

Alexey M. Reznikovich Age 39	Mr. Reznikovich has served as Chief Executive Officer of Altimo since June 2005 and a director of Altimo’s parent company, the Alfa Group, since 2002. He has overall responsibility for business development and for management supervision of the group’s investment assets. Mr. Reznikovich founded EMAX, a new business venture to develop internet centers in Russia, and has been a director of EMAX and CAFEMAX, an internet cafe chain, since February 2001. From 1998 to 2000, he was a partner at the Russian office of McKinsey & Co., an international consulting company, having joined McKinsey & Co. in 1993. Prior to joining McKinsey & Co., Mr. Reznikovich worked at Procter & Gamble in Italy and at the Transworld Company in the United States. Mr. Reznikovich graduated from the Economics Faculty of Moscow State University and received his MBA from Georgetown University in the

United States in 1993 and INSEAD in France in 1993. Mr. Reznikovich is also a director of Vimpel Communications.

David Smyth Age 47	Mr. Smyth is the Chief Executive Officer and Chief Financial Officer of The Diagnostic Clinic, an innovative healthcare company based in London. Prior to that, his career was predominantly in the Telecoms market, including eleven years (1992 — 2003) in senior management roles at Orange plc. These roles included serving seven years as Group Director of Strategic Planning and Investor Relations, and four years as Group Financial Controller, Strategy and Planning. Mr. Smyth is a Fellow of the Chartered Institute of Management Accountants, has an Honors degree in Accountancy, and holds a Masters Degree in Business Administration from Middlesex Business School in London.

Mr. Smyth has served as a member of the Company’s Board of Directors since May 2006. He has served as a member of the Board’s Compensation Committee and Audit Committee since May 2006. Mr. Smyth has served as a member of the Board’s Executive Committee since November 2006 and as the Chair of the Board’s Audit Committee since July 2006.

Jean-Pierre Vandromme Age 53	Mr. Vandromme has served as the Chief Executive Officer of the Company since September 1, 2005. Mr. Vandromme is also the founder and Managing Director of VoIP.co.uk, a United Kingdom based company, and is a Board member of Completel, Ventelo Sweden and Norway, and Talaris Capital Partners LLP, and was a Board member of Axxessit. From 2001 to 2003, Mr. Vandromme was Chairman, President and Chief Executive Officer of VENTELO Europe and from 1994 to 2001, Mr. Vandromme served in a variety of positions with Global TeleSystems, Inc. (“GTS”), including as President of GTS-Business Services.

Mr. Vandromme has served on the Company’s Board of Directors since May 2006 and has served on the Board’s Executive Committee since May 2006.
The Board has determined that seven of the nominees for election as a director are “independent” under the listing standards of the Nasdaq National Market. The non-independent directors are Mr. Vandromme, our CEO, Mr. Malis who until April 30, 2005 was an employee of the Company, and Mr. Bulgak who until April 30, 2006 was an employee of a subsidiary of the Company.
All of the nominees to our Board of Directors listed above have been approved by the Nominating and Corporate Governance Committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE COMPANY’S NOMINEES (ITEM NO. 1 ON YOUR PROXY CARD).

Board and Committee Matters
Board of Directors. The Board of Directors met ten times during the year ended December 31, 2006. During 2006, each of the directors attended 75 percent or more of the meetings of the Board of Directors and 75 percent or more of the meetings of the committees on which each director served.
The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.
Executive Committee. During the fiscal year ended December 31, 2006, the Executive Committee of the Board of Directors met ten times. A principal responsibility of the Executive Committee is to have and exercise all the powers of the Board of Directors when the Board is not in session, so far as such may be delegated in accordance with law, except that the Committee may not take any final action to: amend the Certificate of Incorporation or Bylaws of the Company; elect directors to fill vacancies or newly created directorships on the Board of Directors; fix the compensation of directors for services in any capacity; fill vacancies on the Committee or change its membership; declare dividends (unless authorized by resolution of the Board of Directors); exchange, consolidate, sell, lease, pledge or exchange all or substantially all of the Company’s property and assets; recommend to the shareholders a plan of dissolution of the Company or a revocation of a dissolution; or adopt an agreement of merger or consolidation for the Company. The Executive Committee also assumes an advisory role for the senior management of the Company. In this capacity, the Executive Committee (i) provides counsel in regard to significant matters affecting the Company, its operations and financial performance; (ii) provides advice on proposed corporate structure, financings and financial strategy; (iii) reviews and offers comment upon the strategic direction of the Company; and (iv) undertakes such other actions as may be requested by the Board of Directors.
The current members of the Executive Committee are Mr. Johnsen (Chair), Mr. Gallagher, Mr. Malis, Mr. Smyth, Mr. Vandromme and Mr. Vinogradov (non-voting member).
Audit Committee. During the fiscal year ended December 31, 2006, the Audit Committee of the Board of Directors held nine meetings. The primary function of the Audit Committee is to advise and assist the Board in fulfilling its oversight responsibilities to the investment community, including current and potential shareholders. The Audit Committee’s purposes include assisting Board oversight of: the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, and the performance of the Company’s internal audit function and ethics and compliance function. The Audit Committee also has sole responsibility for the appointment, compensation and oversight of the Company’s independent auditors. The Audit Committee’s principal responsibilities in serving these functions are described in the Audit Committee charter that was adopted by the Company’s Board of Directors.
Current copies of the Audit Committee charter and the Company’s Conduct Guidelines,

which apply to all of the Company’s employees and directors and its subsidiaries and both of which comply with the Sarbanes-Oxley Act of 2002 and the Nasdaq National Market corporate governance standards, are available at www.goldentelecom.com. The Audit Committee charter and the Company’s Conduct Guidelines may also be obtained by writing:
Corporate Secretary
Golden Telecom, Inc.
2831 Twenty-Ninth St., N.W.
Washington, D.C. 20008
If the Company amends any provision of its Conduct Guidelines that is required under the Nasdaq National Market corporate governance standards or the Sarbanes-Oxley Act of 2002, or if a waiver of such provision is granted to a director or an executive officer, the notice of such amendment, other than technical, administrative, and other non-substantive amendments, or waiver will be posted on the Company’s website at www.goldentelecom.com. While the Board or the Audit Committee may consider a waiver for an executive officer or director, such waivers are not expected to be granted.
The current members of the Audit Committee are Mr. Smyth (Chair), Mr. Gallagher, and Mr. Herman.
Independence of the Audit Committee. The National Association of Securities Dealers, as a condition for quotation on the Nasdaq National Market, requires the Company to comply with the Nasdaq’s Marketplace Rules. One such rule requires the Company to certify that it has and will continue to have an audit committee comprised of at least three members, each of whom is independent, as defined by the Marketplace Rules and Rule 10A-3 under the Securities Exchange Act of 1934. During 2006, there was a period when there was one vacancy on the Audit Committee, which resulted from Mr. Ashley Dunster’s resignation as of March 15, 2006 from the Company’s Board of Directors, and his positions on the Audit Committee and the Nominating and Corporate Governance Committee. This vacancy was filled at the meeting of the Board of Directors held on May 18, 2006 following the election of directors at the annual meeting of shareholders. The Company gave notice to the Nasdaq National Market that between March 15, 2006 and May 18, 2006, there were only two directors on the Company’s Audit Committee in reliance on NASD Rule 4350(d)(4)(B). Aside from this approximately two-month period following Mr. Dunster’s resignation, the Company has been in continuous compliance with the audit committee composition requirements without reliance on Rule 4350(d)(4)(B). The slate of nominees for election to the Board includes several additional persons who meet the independent director definition as well as the more stringent requirements for Audit Committee service.
Audit Committee Financial Expert. The Board of Directors has determined that the Audit Committee members are financially literate under the current listing standards of the Nasdaq National Market and able to devote sufficient time to serving on the Audit Committee. The Board has also determined that Mr. David Smyth, who is the Chief Executive Officer and Chief Financial Officer of The Diagnostic Clinic, is currently the Audit Committee financial expert as defined in Item 407 of Regulation S-K under the

Securities Exchange Act of 1934. Mr. Smyth also served as Group Director of Strategic Planning and Investor Relations, Group Financial Controller, Strategy and Planning for Orange plc. The Board has also determined that Mr. Smyth is “independent” as defined by the Nasdaq National Market. The Board made a qualitative assessment of Mr. Smyth’s level of knowledge and experience based on a number of factors, including his formal education and experience.
A Report from the Audit Committee is contained herein in the section following “Item No. 2 on Your Proxy Card: Ratification of Appointment of Auditors.”
Compensation Committee. During the fiscal year ended December 31, 2006, the Compensation Committee of the Board of Directors held three meetings. The primary purpose of the Compensation Committee is to ensure that the compensation practices and policies of the Company are consistent with and serve the best interests of the Company’s shareholders. To this end, the Committee develops and approves the compensation arrangements of the officers of the Company, makes grants under the Company’s 1999 Equity Participation Plan, the Golden Telecom, Inc. 2005 Stock Appreciation Rights Plan and the Sovintel 2005 Stock Appreciation Rights Plan, and approves the compensation of, and makes recommendations to the full Board of Directors regarding certain benefits provided to, and compensation plans applicable to, the Chief Executive Officer, the Chief Financial Officer and those individuals whose cash compensation might reasonably be expected to be among the other top three most highly paid individuals. In addition, the Committee acts as the plan administrator under the Company’s 1999 Equity Participation Plan with regard to stock option grants and as an administrator under the Golden Telecom, Inc. 2005 Stock Appreciation Rights Plan and the Sovintel 2005 Stock Appreciation Rights Plan.
In evaluating compensation of the named executive officers, the Committee receives and considers information and recommendations from members of the Company’s senior management, which are normally presented to the Committee by the Company’s Chief Executive Officer and Director of Human Resources. From time to time, the Company has also engaged outside consultants on matters relating to executive compensation. In 2006, the Company engaged ZAO PricewaterhouseCoopers Audit, Watson Wyatt and Mercer Human Resource Consulting to provide survey details on executive salaries and benefits in similarly sized companies in the telecommunications and other industries in Russia. The Company provided details of our executive compensation to the consultants and received benchmarking surveys from the outside consultants.
A current copy of the Compensation Committee charter is available on the Company’s website at www.goldentelecom.com.
The current members of the Compensation Committee are Mr. Herman (Chair), Mr. Gallagher, Mr. Johnsen, Mr. Khudyakov, and Mr. Smyth. Each member of the Compensation Committee has been determined by the Board to be an independent member under the listing standards of NASDAQ.
Compensation Committee Interlocks and Insider Participation
Mr. Herman (Chair), Mr. Gallagher, Mr. Johnsen, Mr. Khudyakov, and Mr. Smyth served on the Compensation Committee during 2006. There were no Compensation Committee interlocks or insider participation during 2006.
Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2006, the Nominating and Corporate Governance Committee of the Board of Directors held three meetings. The primary purposes of the Nominating and Corporate Governance Committee are to ensure that the Board is appropriately constituted to meet its fiduciary obligations to the Company’s shareholders and to the Company and to ensure that the corporate governance practices of the Company are appropriate and effective in enabling the Board to fulfill its responsibilities independent of management and with a view to the best interests of the Company and its shareholders generally. To accomplish these purposes, the Committee develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs and assists the Board in identifying, recruiting and nominating candidates for directorships.
In evaluating and determining whether to nominate a candidate for a position on the Company’s Board, the Committee will consider the criteria outlined in the Committee’s Charter, which include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. In 2005, the Company engaged a third party search firm to identify potential independent candidates as nominees to the Board of Directors; however, the Committee does not normally engage such firms but, instead, relies primarily on candidate referrals from the current Board of Directors. Two of the Company’s nominees for director are not currently on the Board, however, each of Mr. Halvorsen and Mr. Reznikovich were known to members of the Board and the Nominating and Corporate Governance Committee.
The Committee will consider shareholder recommendations of candidates when the recommendations are properly submitted in writing. The Committee reviews all candidates in the same manner regardless of the source of the recommendation. The Committee’s review is typically based on any written materials provided with respect to a candidate. Any shareholder recommendations which are submitted should include the candidate’s name and qualifications for Board membership under the criteria summarized above and should be addressed to:
Corporate Secretary
Golden Telecom, Inc.
2831 Twenty-Ninth St., N.W.
Washington, D.C., 20008
For purposes of potential nominees to be considered at the 2008 annual meeting of shareholders, the Corporate Secretary must receive this information by not later than December 20, 2008, the deadline for all shareholder proposals to be considered by the Company for inclusion in the proxy statement for the 2008 annual meeting. The notice must set forth the candidate’s name, age, business address, residence address, principal occupation or employment, the number of shares beneficially owned by the candidate, and information that would be required to be disclosed regarding such candidate in connection with the solicitation of a proxy under federal securities law. In addition, the notice must include the nominating shareholder’s name, address and the number of shares beneficially owned and the period such shares have been held.
A current copy of the Nominating and Corporate Governance Committee charter is available on the Company’s website at www.goldentelecom.com.
The current members of the Nominating and Corporate Governance Committee are Mr. Herman (Chair), Mr. Aven and Mr. Johnsen.
Communication with the Board. Shareholders may communicate with the Board of Directors, including the non-management directors, by sending an e-mail to boardofdirectors@gldn.net or by sending a letter to the Golden Telecom’s Board of Directors, c/o Corporate Secretary, Golden Telecom, Inc., 2831 Twenty-Ninth St., N.W., Washington, D.C., 20008. The Corporate Secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, the Corporate Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.
Annual Meeting of Shareholders. It has been a practice of the Company for all directors to attend the Annual Meeting of Shareholders. All directors who were elected to the Board at the last Annual Meeting were in attendance.
Item No. 2 on Your Proxy Card: Ratification of Appointment of Auditors
Golden Telecom’s Audit Committee has voted to appoint Ernst & Young as independent auditors to examine the consolidated financial statements of Golden Telecom, Inc. and its subsidiaries for the year ending December 31, 2007, and also report on their internal control over financial reporting as of December 31, 2007, and you are asked to ratify that appointment at the Annual Meeting. In keeping with good corporate governance practice, the Audit Committee will periodically assess the suitability of its incumbent independent auditors taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms.
Ernst & Young’s report on the Company’s consolidated financial statements as of December 31, 2006 and 2005 and for each of the three fiscal years in the period ended December 31, 2006 and on internal control over financial reporting as of December 31, 2006 and 2005, did not contain any adverse opinion or disclaimer of opinion and was not qualified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2006 and 2005 and thereafter through the filing date of the Company’s 2006 annual report on Form 10-K, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statements disclosures, or auditing scope or procedures, which, if not resolved to the satisfaction of Ernst & Young, would have caused Ernst & Young to make reference to the matter in their report. None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K of the Securities Exchange Act of 1934 have occurred during the fiscal years ended December 31, 2006 and 2005 or through the filing date of the Company’s 2006 annual report on Form 10-K.

Audit Fees. The fees for professional services rendered in connection with the audit of the Company’s 2006 and 2005 financial statements, the audit of the Company’s internal control over financial reporting as of December 31, 2006 and 2005, and the review of the financial statements included in the Company’s 2006 and 2005 Forms 10-Q, the Ernst & Young were a total of $1,590,000 in 2006 and $1,449,000 in 2005. These amounts also include statutory audits of certain subsidiaries, reviews of Securities and Exchange Commission (“SEC”) filings and accounting consultations.
Audit-Related Fees. For professional audit-related services rendered, Ernst & Young billed the Company a total of $275,000 in 2006 and $270,000 in 2005. Audit-related services generally include due diligence on potential acquisitions.
Tax Fees. Ernst & Young’s fees for the years 2006 and 2005 for expatriate tax services were $98,000 and $85,000, respectively.
All other fees. Ernst & Young’s fees for 2006 and 2005 for training courses were $101,000 and $52,000, respectively.
The Company’s Audit Committee pre-approved all of the services described above.
The Audit Committee considered whether the non-audit services rendered by Ernst & Young were compatible with maintaining Ernst & Young’s independence as auditors of the Company’s financial statements and determined that they were.
The Company has adopted policies and procedures governing pre-approval of services to be provided by the Company’s independent auditors consisting of the following key components:
•	The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent auditors.

•	The Audit Committee is responsible for the pre-approval of all audit, audit-related, tax and non-audit services. Pre-approval may be, but in the past has not been, delegated to one or more members of the Audit Committee. The details of any services approved under this delegation must be reported to the full Audit Committee at its next regular meeting.

•	Pre-approval of certain recurring audit, audit-related and tax services may be accomplished through pre-approval of a detailed budget or an updated forecast for such services.

•	The Company’s independent auditors are prohibited from providing certain non-audit services. Any other permissible non-audit service engagement must be specifically approved in advance by the Audit Committee.

•	Generally, the Audit Committee will not engage the Company’s independent auditors for services other than audit, audit-related, and tax services.

•	The Company provides regular reporting to the Audit Committee regarding all audit, audit-related, tax and non-audit services provided by the Company’s independent auditors.

The Company’s policy governing the provision of non-audit services by the Company’s independent auditors is more restrictive than is required by the regulations implementing the Sarbanes-Oxley Act of 2002.
It is not expected that representatives of Ernst & Young will be present at the Annual Meeting.
The Audit Committee of the Board of Directors has selected Ernst & Young, an independent registered public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2007 and recommends that the shareholders ratify such selection.
The ratification of the appointment of Ernst & Young is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the shareholders to ascertain their views. If the shareholders do not ratify the appointment, the selection of another independent registered public accounting firm will be considered by the Board of Directors. If Ernst & Young shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint another independent registered public accounting firm.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF AUDITORS (ITEM NO. 2 ON YOUR PROXY CARD).
* * * * * * * * * * * * * * * * * *
Report of the Audit Committee. The Audit Committee of the Board, which is composed of independent directors and has the principal responsibilities described on pages 10 through 12 of this proxy statement, has furnished the following report:
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management. The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61 (SAS 61 — Communication with Audit Committees), as amended, relating to the auditors’ judgment about the quality of the Company’s accounting principles, judgments and estimates, as applied in its financial reporting.
The Audit Committee has received written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) that relates to the auditors’ independence from the Company and its subsidiaries, and has discussed with the independent auditors their independence.
The Audit Committee met with management periodically during fiscal year 2006 to consider the adequacy of the Company’s internal controls and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel. The Audit Committee also discussed with senior management and the independent auditors the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer,

which are required by the SEC for certain of the Company’s filings with the SEC. The Audit Committee met privately with the independent auditors, the internal auditor and other members of management, each of whom has unrestricted access to the Audit Committee.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

David Smyth, Chair Patrick Gallagher David Herman
* * * * * * * * * * * * * * * * * * *
Item No. 3 on Your Proxy Card: Amendment to the 1999 Equity Participation Plan of Golden Telecom, Inc.
Our Board of Directors adopted the 1999 Equity Participation Plan of Golden Telecom, Inc. (the “Equity Plan”) in September 1999, which plan was subsequently adopted by our shareholders in May 2000 and was amended with shareholder approval in June 2001. The Equity Plan provides for the grant of the following types of awards: incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), non-qualified stock options and restricted stock. Incentive stock options may only be granted to our employees. The number of shares of Common Stock authorized for issuance under the Equity Plan is 4,320,000. Currently 853,271 shares are available for future grant.
Our Board of Directors believes that the granting of stock-based awards assists us in our efforts to attract and retain highly qualified persons to serve as directors, officers and employees, thereby more closely aligning their interests with those of our shareholders. Our Board of Directors also believes that additional shares must be reserved for issuance under the Equity Plan to facilitate the Company’s attraction and retention of capable personnel.
Rationale for Amending the 1999 Equity Participation Plan. The purposes of the Equity Plan are as follows:
•	To provide an additional incentive for directors, key employees, and consultants to further the growth, development and financial success of the Company by personally benefiting through the ownership of company stock and/or rights which recognize the growth, development and financial success of the Company; and

•	To enable the Company to obtain and retain the services of directors, key employees, and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which recognize the growth, development and financial success of the Company.

To this end, in accordance with Article 2.1 of the Equity Plan, the Company has reserved 4,320,000 shares of Common Stock that may be issued upon exercise of options or grants of restricted stock, or the granting of other similar awards under the Equity Plan. At the time the Equity Plan was adopted, the number of shares available for issuance under the Equity Plan was calculated as 15% of the issued and outstanding shares on a fully diluted basis. In order to preserve the 15% ratio referenced above, an amendment to Article 2.1 of the Equity Plan to add 296,449 shares was proposed to, and approved by, our shareholders in 2001. Currently, there are only 853,271 shares available for future issuance under the Equity Plan. Consequently, in April 2007, our Compensation Committee recommended and our Board of Directors approved an amendment to the Equity Plan, subject to shareholder approval, to increase the number of shares of Common Stock authorized for issuance under the Equity Plan by 1,000,000. The increase by 1,000,000 of the number of shares of Common Stock that may be issued upon exercise of options or grants of restricted stock, or the granting of other similar awards under the Equity Plan would preserve the 15% ratio referenced above. Therefore, it is proposed to amend Article 2.1 of the Equity Plan as follows:
     “2.1 Shares Subject to Plan.
     (a) The shares of stock subject to Awards shall be Common Stock, initially shares of the Company’s Common Stock, par value $.01 per share. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such Awards under the Plan shall not exceed 5,320,000, of which no more than 532,000 shares shall be issued with respect to Incentive Stock Options. The shares of Common Stock issuable upon exercise of such Options or rights or upon any such Awards may be either previously authorized but unissued shares or treasury shares.”
Description of the 1999 Equity Participation Plan
Prior to the Company’s initial public offering (the “IPO”), the independent directors on the compensation committee of our parent company and, at the time, our sole shareholder, and our Board of Directors approved the Equity Plan. A total of 4,023,551 shares of Common Stock were reserved for issuance under the Equity Plan, which number was increased with shareholder approval in 2001 to 4,320,000. It is now proposed that the amount reserved for issuance be increased to 5,320,000. The principal purposes of the Equity Plan are outlined above. The Equity Plan is also intended to assist the Company in attracting and retaining qualified independent directors (that is, directors who are not employed by the Company and are categorized as independent in accordance with NASD rules and applicable securities and tax legislation).
Under the Equity Plan, not more than 4,320,000 shares of Common Stock (subject to antidilution and other adjustment provisions) are authorized for issuance upon exercise of options or upon vesting of restricted stock awards. If the current proposal is approved by the necessary shareholder vote, an additional 1,000,000 shares of Common Stock (subject to antidilution and other adjustment provisions) will be available for issuance upon exercise of options or granting of restricted stock, such that, in the aggregate, not more than 5,320,000 shares of Common Stock (subject to antidilution and other adjustment provisions) will be authorized for issuance upon exercise of options or upon vesting of restricted or deferred stock awards. Of these 5,320,000 shares, not more than 532,000 will be designated for issuance solely pursuant to incentive stock options, which are described below. The maximum number of shares, which may be granted as options and restricted stock granted under the Equity Plan to any individual in any calendar year cannot exceed 750,000 (subject to antidilution and other adjustment provisions).
The principal features of the Equity Plan are summarized below, but the summary is qualified in its entirety by reference to the Equity Plan. The initial Equity Plan was attached as an Appendix to our 2000 Proxy Statement and was amended as described above in our 2001 Proxy Statement.
Administration. Our Compensation Committee or another committee or subcommittee appointed under the terms of the Equity Plan (the “Committee”) which other committee or subcommittee must consist solely of two or more members of the Board of Directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (which is referred to as the “Exchange Act”) and an “outside director” for the purposes of Section 162(m) of the Code, will administer the Equity Plan with respect to grants to employees or consultants, and the full Board of Directors will administer the Equity Plan with respect to option awards to independent directors. The Compensation Committee will administer the Equity Plan with respect to grants of restricted shares to independent directors. Each member of our Compensation Committee also satisfies the NASDAQ definition of “independent director”.
Notwithstanding the foregoing, the full Board of Directors may administer the Equity Plan with respect to grants to our employees or consultants, except with respect to matters which under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code are required to be determined by the Committee.
Subject to the terms and conditions of the Equity Plan, the Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, to interpret the provisions of the Equity Plan, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Equity Plan with respect to grants or awards made to employees or consultants. The Committee (and the Board of Directors) is also authorized to adopt, amend and rescind rules relating to the administration of the Equity Plan. Notwithstanding the foregoing, the Board shall conduct the general administration of the Equity Plan with respect to option awards to independent directors.
Eligibility. Options and restricted stock under the Equity Plan may be granted to individuals who are employees, directors or consultants of the Company (or employees or consultants of any of our current or future subsidiaries) selected by the Committee for participation in the Equity Plan. In addition, the Equity Plan provides for certain periodic grants of non-qualified stock options to independent directors.
Independent Directors. The Equity Plan provides for periodic grants of non-qualified stock options to independent directors. Each person who is elected to serve as an independent director will receive, as of the date of such election, an option to purchase

10,000 shares of Common Stock, and will receive an option to purchase 2,500 shares of Common Stock on a date which occurs during the first quarter of each calendar year after such initial election. Each such option will have a per-share exercise price equal to the fair market value per share at the close of the trading day previous to the day that the option is granted. Each such option will become exercisable in accordance with the terms of the Equity Plan. No portion of an option granted to any independent director shall be exercisable ten years from the date of grant or, except under certain circumstances, after the termination of the independent director’s services as a director.
In 2005 and 2006, each eligible director waived his right to the automatic stock option grant referenced above, with the exception of Mr. Herman who received 2,500 options in 2005. Each of the Company’s director nominees has indicated that he will waive his right to the automatic grant of stock options in 2007. In lieu of the stock option grants, each of our independent directors now receives a portion of his director fees in the form of restricted stock under the Equity Plan. For a description of director compensation, please see “Director Compensation” on page 43.
Awards Under the Equity Plan. The Equity Plan provides that the Committee may grant or issue stock options and restricted stock, or a combination thereof, to any eligible employee, director or consultant. Each such award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award. Nonqualified Stock Options (“NQSOs”) will provide for the right to purchase Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant, and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant’s continued employment with the Company and/or subject to the satisfaction of performance targets established by the Committee. NQSOs may be granted for any term specified by the Committee. Notwithstanding the foregoing, NQSOs granted to independent directors shall be subject to the terms described above. The market value of the securities underlying the options is variable, based on the fair market value of the securities.
Incentive Stock Options (“ISOs”) are designed to comply with certain restrictions contained in the Code. Among such restrictions, ISOs: (1) must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, (2) may only be granted to employees, (3) must expire within a specified period of time following the optionee’s termination of employment and (4) must be exercised within ten years after the date of grant; but may be subsequently modified to disqualify them for treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all of our classes of stock, the Equity Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant. No ISOs have been granted at this time.
Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends.
The Company cannot determine the amounts of awards under the Equity Plan that will be granted or the benefits thereof to the executive officers named in the Summary Compensation Table herein, the executive officers as a group, and employees who are not executive officers as a group because, under the Equity Plan, the number of awards to be granted is within the discretion of the Committee. The Company also cannot determine the number of options to be granted under the Equity Plan to the non-employee directors as a group because such number is dependent upon, among other things, whether any new directors are appointed or elected to the Board or whether such directors will continue to waive their right to the grant of such options. The Company also cannot provide disclosure on the dollar value of options or restricted stock as the price of stock varies according to market fluctuation. As of April 27, 2007, the Company has granted 177,340 shares of restricted stock and has 138,915 outstanding and exercisable option awards.
Securities Laws. The Equity Plan is intended to conform with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. To the extent permitted by applicable law, the Equity Plan and options or restricted stock granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
General Federal Tax Consequences. Under current federal laws, in general, recipients of awards and grants of nonqualified stock options and restricted stock under the Equity Plan are generally not taxable at the time of grant but are taxable under Section 83 of the Code upon their receipt of Common Stock or cash with respect to the exercise or vesting of such awards or grants and, subject to Section 162(m) of the Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to these recipients. Under Sections 421 and 422 of the Code, recipients of ISOs are generally not taxable at the time of grant or on their receipt of Common Stock upon their exercises of ISOs if the ISOs and option stock are held for certain minimum holding periods and, in such event, GTI is not entitled to income tax deductions with respect to such exercises.
Section 162(m) Limitation. In general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1 million in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee which is adequately disclosed to, and approved by, shareholders. In particular, stock options will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the Equity Plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date

(that is, the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date).
The amendment to the Company’s 1999 Equity Participation Plan requires the approval of a majority of the votes cast on the proposal.
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information on securities that were authorized for issuance under the Company’s equity compensation plans as of December 31, 2006.

	(a)	(b)	(c)
Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a)).
EEEquity compensation plans approved by security holders (1)	357,915	$22.19	853,271

ToTotal	357,915		853,271

(1)	Includes the 1999 Equity Participation Plan and the 2005 Stock Appreciation Rights Plan.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE 1999 EQUITY PARTICIPATION PLAN (ITEM NO. 3 ON YOUR PROXY).
Item No. 4 on Your Proxy Card: Shareholder Proposal to elect a Director
A shareholder, Rostelecom, whose address is Dostoevskogo St. 15, Saint-Petersburg, Russia, submitted the following proposal under Rule 14a-8 of the SEC’s proxy rules, which they intend to introduce at the Annual Meeting (designated as Item 4). The Company has been notified that Rostelecom held 4,024,067 shares of the Company’s stock as of April 5, 2007. The Company has agreed to provide Rostelecom with access to this proxy statement to present this candidate to the shareholders.
Supporting Statement of Rostelecom:
Rostelecom as the holder of 11% of the voting stock of the Company intends to nominate at the Annual Meeting Mr. Andrey Gaiduk to serve as a director under Clause 3.1(i) of the Shareholders’ Agreement dated as of August 19, 2003 where the right of the holder of between 10% and 20% of voting stock to designate one director of the Board is declared.
As the third largest shareholder of Golden Telecom, owning 11% of the Company, Rostelecom has a substantial stake in its success. To succeed in today’s competitive telecommunications market, Rostelecom believes that the Company needs a Board of Directors with the necessary background, skills and experience to address the challenges faced by the Company in its existing and prospective business environment.
Rostelecom is therefore nominating Andrey Gaiduk to serve the Company as a director for next one-year term. Mr. Gaiduk is the First Deputy General Director and Finance Director of OAO Rostelecom.

Rostelecom believes that Mr. Gaiduk’s credentials make him well suited for participation as a director on the Board. His resume boasts a strong record of leadership in business strategy and development for several public companies: before OAO Rostelecom Mr. Gaiduk occupied managerial positions with Svyaz-Bank and Industrial Bank, large Russian banks. Therefore Mr. Gaiduk has extensive experience not only in telecommunications industry, but also in finance, securities and laws affecting public companies.
Unlike some other nominees selected by the Nominating and Corporate Governance Committee, Mr. Gaiduk has the following combination of attributes that we believe make him a more effective director: first-hand experience with the business of the Company and the Russian telecommunications industry, residency in Moscow and participation in and familiarity with the Moscow business community.
Mr. Gaiduk has indicated that he is willing and able to serve as a director if elected and to fulfill his commitment to the Company through active participation on the Board. We believe that Mr. Gaiduk is a candidate who possesses the necessary business acumen and sound judgment to provide value to the Company.

Andrey Gaiduk Age 33	Mr. Gaiduk has been the First Deputy General Director and Finance Director of OAO Rostelecom since July 2006. From July 2004 to June 2006, Mr. Gaiduk was the Deputy General Director and Finance Director of OAO Rostelecom. In 2003, 2005 and 2006, he was a member of the Board of Directors at OJSC Svyaz-Bank. From 1998-2002, Mr. Gaiduk worked in the banking sector, holding managerial positions. In September 2002, he was appointed as Chairman of the Management Board of CJSC Russian Industrial Bank. Mr. Gaiduk also served from then two years as a financial analyst and then business-planning expert at CJSC Telecominvest after working at Baltic Bank. Mr. Gaiduk graduated in 1995 from the St. Petersburg University of Economics and Finance with a degree in finance and credit.
Board of Directors Statement: Recommendation that you “WITHHOLD AUTHORITY” from Item 4.
The Board of Directors recommends that you “Withhold Authority” when voting on Item 4. The Board believes that it currently has, and that the Company’s nominees for election to the Board offer, a good mix of directors who are affiliated with major shareholders and who are not. The Board does not believe that it would be advantageous for the Company or its shareholders to have another member from an affiliated company on the Board. Further, the Board does not believe that it would serve the interests of the Company or its shareholders to have a representative of a competitor on the Board. In addition, it is the opinion of the Company and other parties to the Shareholders’ Agreement that the clause referred to by Rostelecom expired on December 1, 2005. After considering various candidates including the current members of the Board of Directors and Mr. Gaiduk, the Nominating and Corporate Governance Committee

recommended, and the Board of Directors approved, the nominations of the persons listed in Item 1 of this proxy statement and did not nominate Mr. Gaiduk.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU “WITHHOLD AUTHORITY” WHEN VOTING ON THE SHAREHOLDER PROPOSAL (ITEM NO. 4 ON YOUR PROXY CARD).
Note as to Director Voting Procedures
Please be aware that this year because of the shareholder proposal (Item 4), you have the option to choose from eleven persons for election to the Board of Directors. There are only ten available positions on the Board of Directors. When voting on Item 1, (1) you may vote “FOR ALL” of the Company’s nominees, (2) you may “WITHHOLD AUTHORITY” from all of the Company’s nominees, or (3) you may vote “FOR ALL EXCEPT” one or more of the Company’s nominees in which case you should list the individual(s) for which you are withholding your vote. If you choose to “WITHHOLD AUTHORITY” or vote “FOR ALL EXCEPT” (and indicate the name(s) you are witholding your vote from), you may then vote “FOR” the shareholder proposal to elect a director (Item 4) without invalidating your Proxy Card with respect to Items 1 and 4. If you vote “FOR” Item 4, but take no action with respect to Item 1, your Proxy Card will be considered a vote “FOR ALL” of the Company’s nominees under Item 1 and your Proxy Card will be invalid with respect to Items 1 and 4 because it will be deemed to be a vote for 11 directors. If you vote “FOR ALL” of the Company’s nominees under Item 1, you must choose to “WITHHOLD AUTHORITY” from the shareholder proposal to elect a director (Item 4) or take no action with respect to Item 4, or you will invalidate your Proxy Card with respect to Items 1 and 4. If you vote both “FOR ALL” the Company’s nominees under Item 1 and “FOR” the shareholder proposal (Item 4), your Proxy Card will be invalid with respect to Items 1 and 4. If you do not vote for either Item 1 or Item 4, your Proxy Card will be considered a vote “FOR ALL” of the Company’s nominees under Item 1, and an instruction to “WITHHOLD AUTHORITY” from Item 4, the shareholder proposal.
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding beneficial ownership of the Common Stock and rights to acquire Common Stock by shareholders that own five percent or more of the Common Stock, by each of the Company’s directors, nominees for director and named executive officers, and all of the Company’s directors and executive officers as a group. For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” of any shares as of a date when such person or group has the right to acquire or vote such shares within 60 days after such date, but such shares are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Percentages of shares owned are based on the 36,692,015 shares of Common Stock issued and outstanding at April 5, 2007. These shareholding numbers are based in part on the public filings of several of the shareholders listed below.

	Numbers of Shares	Percentage
Name and Address of Beneficial Owner	Beneficially Owned	Beneficially Owned
Sunbird Limited (1) Themistokli Dervi, 5, Elenion Building	10,731,707	29.2%
2nd Floor, P.C. 1066 Nicosia, Cyprus
Nye Telenor East Invest AS (2) Snaroyveien 30 N-1331	7,369,972	20.1%
Fornebu Norway
OAO Rostelecom (3) 1st Tverskaya-Yamskaya 14	4,024,067	11.0%
Moscow, Russia, 125047
Petr Aven (4)(5)	811	—
Derek Bloom (4)(6)	3,201	—
Vladimir Bulgak (4)(7)	1,081	—
Kevin Cuffe (4)(8)	16,337	—
Patrick Gallagher (4)(7)	1,081	—
David Herman (4)(7)(8)	16,081	—
Kjell Johnsen (4)(5)	811	—
Alexey Khudyakov (4)(5)	811	—
Oleg Malis (4)(5)	811	—
Ronny Naevdal (4)(5)	811	—
Alexey Reznikovich (4)	—	—
David Smyth (4)(7)	1,081	—
Boris Svetlichny (4)	200	—
Nikolai Tokarev (4)(9)	1,162	—
Michael Wilson (4)(10)	233	—
Jean-Pierre Vandromme (4)	—	—
Alexander Vinogradov (4)(7)(11)(12)	69,854	—

All Directors and Executive Officers as a Group (14 persons) (13)	110,103	—

(1)	Based on information provided in Amendment No. 11 to Schedule 13D filed with the SEC on December 6, 2006, we understand that CTF Holdings Limited is the majority owner of Cotesmore Holdings Limited, Laketown Services Limited and Bardsley Investment Corp. (collectively, the “Holding Companies”). The Holding Companies collectively own a majority of the shares of Altimo Holdings & Investments Ltd. (“Altimo”). Altimo (formerly Alfa Telecom Limited) is the sole shareholder of Yieldcare Limited. Yieldcare Limited is the sole shareholder of Sunbird Limited. CTF Holdings Limited is a wholly-owned subsidiary of Crown Finance Foundation. As a result of these relationships, each of CTF Holdings Limited, Crown Finance Foundation, Altimo and Yieldcare Limited may be deemed to beneficially own the shares held for the account of Sunbird Limited.

(2)	Based on information provided in Amendment No. 3 to Schedule 13D filed with the SEC on February 10, 2004.

(3)	Based on information provided in Schedule 13D filed with the SEC on September 10, 2002.

(4)	Each of the individuals indicated by this footnote owns less than 1% of our outstanding Common Stock.

(5)	Included in these figures are 811 restricted shares of Common Stock that vest on May 17, 2007.

(6)	The number of shares is an estimate based on internal company records and correspondence with Mr. Bloom.

(7)	Included in these figures are 1,081 restricted shares of Common Stock that vest on May 17, 2007.

(8)	Included in these figures is the number of shares of our Common Stock which the holder has the right to acquire beneficial ownership of pursuant to the exercise of options, as follows: Mr. David Herman, 15,000; Mr. Kevin Cuffe, 16,337 and Mr. Alexander Vinogradov, 69,480.

(9)	The number of shares is an estimate based on internal company records and correspondence with Mr. Tokarev.

(10)	Included in these figures are restricted shares of Common Stock that vest at a rate of 55 shares per month.

(11)	Included in these figures are restricted shares of Company common stock that vest at a rate of 180 shares per month.

(12)	Golden Telecom has adopted the 1999 Equity Participation Plan, as amended, whereby certain employees of Golden Telecom and its affiliates are granted Golden Telecom stock options. Owing to ambiguities and inconsistencies in the legislation of the countries in which some of our employees live, the Compensation Committee of the Board of Directors of Golden Telecom decided not to issue stock options and restricted shares to its Russian employees, including Mr. Vinogradov. Instead, as part of its key employee incentive and retention policy, Golden Telecom established the Golden Telecom Incentive Bonus Program, whereby Golden Telecom issues stock options and restricted shares to a trust in numbers corresponding to the level of financial incentive Golden Telecom wishes to award its eligible employees. When eligible employees, including Mr. Vinogradov, desire and are eligible to receive the economic benefit of the options, they inform Golden Telecom and Golden Telecom, in turn, advises the trustee, who exercises an appropriate number of options. Upon request of the Company and the employee or former employee who may still hold a stock option, the funds available in the trust may be disbursed in the form of a cash incentive bonus. Similarly, when eligible employees, including Mr. Vinogradov, desire and are eligible to receive the economic benefit of the restricted shares and the restrictions have lifted, they inform Golden Telecom and Golden Telecom, in turn, advises the trustee, who sells an appropriate number of shares for contribution to the trust. Upon request of the Company and the employee or former employee, the funds available in the trust may be disbursed in the form of a cash incentive bonus. The economic value of Mr. Vinogradov’s participation in the Bonus Program at December 31, 2006 is approximately equivalent to 88,954 options granted in 2001, 4,500 options granted in 1999 and 6,500 restricted shares granted in 2005.

(13)	All directors, nominees for director and executive officers as a group own less than 1% of our Common Stock outstanding.
* * * * * * * * * * * * * * * * * *
EXECUTIVE OFFICERS
Jean-Pierre Vandromme. Age 52. Mr. Vandromme joined Golden Telecom as Chief Executive Officer in September 2005. Mr. Vandromme is the founder and Managing Director of VoIP.co.uk, a United Kingdom based company. Mr. Vandromme is also a Board member of Completel, Ventelo Sweden and Norway and he was a Board member of Axxessit. From 2001 to 2003, Mr. Vandromme was Chairman, President and Chief Executive Officer of Ventelo Europe and from 1994 to 2001, Mr. Vandromme served in a variety of positions with GTS, including President of GTS-Business Services.
Alexander Vinogradov. Age 52. Mr. Vinogradov has been President of Golden Telecom since September 2005 and was President and Chief Executive Officer from November 2001 until September 2005. Mr. Vinogradov served as a member of Golden Telecom’s

Board of Directors and of the Executive Committee of the Board of Directors from 2001 until 2005, and has served as a non-voting member of that Committee since 2005. Prior to joining Golden Telecom as President and Chief Executive Officer in 2001, Mr. Vinogradov worked at Sovintel as General Director starting in November 1995. Prior to his appointment as General Director, Mr. Vinogradov worked at Sovintel as Commercial Director, Head of Marketing and Sales Department and Head of Marketing and Development Department. Mr. Vinogradov began his career at the Main Center for Management of Long-Distance Communications of the USSR.
Boris Svetlichny. Age 45. Mr. Svetlichny joined Golden Telecom as Senior Vice President, Chief Financial Officer and Treasurer in March 2006. Mr. Svetlichny served as the Financial Controller of Bulgarian Telecommunications Company Plc (“BTC”) from October 2004 to March 2006. Prior to joining BTC, Mr. Svetlichny was from 2003 to 2004 a Partner with VSRK Associates Ltd., a United Kingdom based management consulting company. From 2000 to 2003, Mr. Svetlichny was the Director and Vice President of Finance of Ventelo (UK) Ltd., and from 1994 to 2000, Mr. Svetlichny served in a variety of positions with GTS, including Director of Finance of GTS-Business Services and Finance Director of Sovintel. Mr. Svetlichny holds a Bachelors Degree in Accounting from the University of Massachusetts and a Masters Degree in Business Administration from Carnegie-Mellon University.
Michael Wilson. Age 38. Mr. Wilson was appointed Vice President, Corporate Controller and Principal Accounting Officer of the Company in July 2003, having joined the Company as the Director of Financial Reporting in September 1999. From November 1997 until September 1999, Mr. Wilson was Accounting and Finance Special Projects Director of GTS. Prior to that, Mr. Wilson worked as the General Ledger Accounting Manager for Computer Sciences Corporate in Washington, DC. Mr. Wilson is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Wilson holds a Bachelors Degree in Accounting from Fairmont State College and a Masters Degree in Accounting from West Virginia University.
Kevin Cuffe. Age 46. Mr. Cuffe joined Golden Telecom as Commercial Director of Sovintel in April 1998 and currently serves as Vice President, Managing Director Business & Consumer Solutions BU. Before joining Golden Telecom, Mr. Cuffe worked in a variety of positions for AT&T, including as Area Director Southern Europe, Middle East & Africa based in Rome, Italy from 1996 to 1998; Project Director, New Ventures in Moscow, Russia from 1993 to 1996 and Branch Client Services Manager in San Francisco, California from 1987 to 1992. Mr. Cuffe holds a Bachelors Degree in Business Administration from the University of Miami (1981) and a Masters Degree in Business Administration from San Diego State University.
* * * * * * * * * * * * * * * * *
EXECUTIVE COMPENSATION
Compensation Committee Report. The Compensation Committee of the Board, which is composed of independent directors and has the principal responsibilities described on pages 12 through 13 of this proxy statement, has furnished the following report:

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2006. Based upon such review and discussions, the members of the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis for the year ended December 31, 2006 be included in the Company’s Proxy Statement on Schedule 14A for filing with the SEC.

David Herman, Chair Patrick Gallagher Kjell Johnsen Alexey Khudyakov David Smyth
* * * * * * * * * * * * * * * * * *
Compensation Discussion and Analysis
Overview of Compensation Program
The Compensation Committee (for purposes of this discussion and analysis, the “Committee”) of the Board has responsibility for seeking to ensure that the compensation practices and policies of the Company are consistent with and serve the best interests of the Company’s shareholders. The Committee seeks to ensure that the total compensation paid to the executive officers is fair, reasonable and competitive and seeks to incentivize the maximization of sustainable shareholder value.
Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 35, are referred to as the “named executive officers”.
Compensation Philosophy and Objectives
The objective of our compensation program for the named executive officers is to attract, motivate and retain suitable candidates for these positions. We currently compensate our senior management with a mix of base salary, bonus and stock appreciation rights (“SARs”). This combination of compensation is designed to align management’s interests with the long term interests of our shareholders through SARs while at the same time providing an appropriate base salary tied to the named executive officer’s position and a bonus program designed to reward strong performance in the short term. The Committee uses its judgment and experience and considers the recommendations of management in determining the mix of compensation. Management also relies on benchmarking surveys on executive compensation from time to time completed by outside consultants when making recommendations to the Committee. The Committee also informs itself of market practices for compensation related decisions. The Committee reviews total short-term and long-term compensation annually and, as part of this review process, meets personally with the Company’s senior management and a number of the named executive officers to discuss their compensation, short and long term goals, and aspirations.

Historically, the Committee has not granted equity linked compensation annually; however, such compensation has been awarded from time to time. With the appointment of our new Chief Executive Officer in late 2005, the Committee decided to provide further incentives to the new Chief Executive Officer and other named executive officers by providing equity-linked compensation in the form of SARs. SARs were chosen instead of options, which were awarded in the past, due to the fact that the SARs that were granted have very little dilutive effect on shareholders. While SARs may continue to be awarded in the future as part of the total mix of compensation for senior management, the Committee does not have a pre-determined schedule for additional grants. For example, no grants of SARs were made in 2006 to the named executive officers except in connection with the hiring of a new Chief Financial Officer and one other grant of SARs to a named executive officer. The Committee expects to review the awarding of grants annually.
The Company is currently considering granting stock options and restricted stock to its employees under the Equity Plan and is seeking an increase in the number of shares available for issuance under the Equity Plan. Details regarding this issue can be found under Item 3 on page 17.
Elements of Compensation
Base Salary
The Company provides named executive officers with base salary to compensate them for services rendered during the fiscal year and to provide an appropriate lifestyle given their professional status and accomplishments. For our Chief Executive Officer, for 2006, the Committee concluded that a base salary of $500,000 was appropriate. Base salaries reflect levels that the Committee considers appropriate based on general experience.
Bonus
The named executive officers, with the exception of the Chief Executive Officer, are participants in the Company’s Bonus Plan for employees with an internal grade of 14 or higher (“Bonus Plan”). The purpose of the Bonus Plan is to reward those managers who contribute to the success and profitability of the Company. The Bonus Plan aims to coordinate the interest of the managers with the interests of the Company so that goals of the managers are aligned with those of the Company and that high quality work of the managers is rewarded. Under the Bonus Program, bonuses are awarded on the basis of Company performance and individual performance.
     Company performance
The Company performance aspect of the Bonus program is based on three components (“Key Performance Indicators”): the Company’s actual (i) Revenues, (ii) EBITDA and (iii) capital expenditure for the fiscal year compared to the Company’s budget for the same period. The results are determined following final audit of the Company’s financial results by the Company’s external auditors. Each of the three Key Performance Indicators has a 33.3% weighting in determining the coefficient for the Company’s performance under the Bonus Program. Each separate Key Performance Indicator coefficient can be between 0 and 2. If a Key Performance Indicator is at a result level above 110% of the Company’s budget, then the Key Performance Indicator coefficient for that Key Performance Indicator will be 2. If the Key Performance Indicator is at a result level of 90% or less of the Company’s budget, then the Key Performance Indicator coefficient for that Key Performance Indicator will be 0. Result levels above 90% and at 110% or lower for each Key Performance Indicator will produce a Key Performance Indicator coefficient of 1 for that Key Performance Indicator. The Company performance coefficient is derived by taking the three Key Performance Indicator coefficients, multiplying each by 33.3% and adding the three figures together to give a percentage.
Based on past experience, the Committee believes that these Key Performance Indicators are achievable but will require sustained effort by the Company’s management. The Committee may change the Key Performance Indicators that will be used for 2007.
     Individual Performance
Each participant under the Bonus Program has been assigned a seniority grade under the Watson Wyatt grading system, based on his or her job responsibilities within the Company. The seniority grade determines the percentage of the named executive officer’s salary which can form the basis for the officer’s bonus (the “Bonus Target”). With the exception of one named executive officer’s Bonus Target which is 35% of his annual base salary and Mr. Vandromme, who does not participate in the Bonus Plan, the other named executive officers have Bonus Targets of 50% of their annual base salaries. The performances of named executive officers who report directly to the Chief Executive Officer are evaluated by the Chief Executive Officer. Named executive officers who do not report directly to the Chief Executive Officer are evaluated by a colleague with a higher seniority grade chosen by the named executive officer’s supervisor. The named executive officer’s supervisor then reviews the evaluations and provides his or her additional feedback and evaluation, which results in the personal coefficient determined by the named executive officer’s supervisor for the bonus. This coefficient ranges from 0 to 200%.
     Bonus calculation
The named executive officer’s total bonus amount is arrived at by multiplying the Company’s performance coefficient by the Bonus Target and then multiplying that amount by the named executive officer’s personal coefficient. There is also a bell curve for the Bonus Program that is set such that 5% of Bonus Program participants will receive a personal coefficient of 200%, 15% will receive a personal coefficient of 150%, 60% will receive a personal coefficient of 100%, 15% will receive a personal coefficient of 50% and 5% will receive a personal coefficient of 0%. The bell curve is applied on both a departmental and Company wide basis to the personal coefficients. The bell curves may have a variance of 5% on each of the percentages indicated above. The personal coefficients of Bonus Plan participants may be adjusted so that personal coefficients fit into the required bell curves for the Bonus Program.

Bonus for the Chief Executive Officer
The Committee reviewed the performance of the Chief Executive Officer for 2006 and recommended to the Board of Directors a bonus of $375,000 for Mr. Vandromme, which represented 100% of his target bonus under his employment agreement. For more information of Mr. Vandromme’s employment agreement, see “Chief Executive Officer Employment Agreement” below.
Equity-based Compensation; Long Term Incentive Plans
Traditionally, the primary form of equity-based compensation that the Company awarded was non-qualified stock options. We selected this form of compensation for several reasons including the Company’s desire to provide appropriate long term incentives to employees and senior management, industry practice at that time, and the favorable effect of the Company receiving cash from the exercise of stock options. However, in order to reduce the potential dilution to shareholders when shares are issued following stock option exercises, the Company considered other means by which to provide an equally motivating form of incentive compensation while permitting us to issue fewer shares. On November 22, 2005, the Board of Directors, with the recommendation of the Compensation Committee, approved the Golden Telecom, Inc. 2005 Stock Appreciation Rights Plan (the “2005 SAR Plan”) and the EDN Sovintel 2005 Stock Appreciation Rights Bonus Plan (the “Sovintel SAR Plan”). The 2005 SAR Plan provides for the award of SARs, which confer a benefit that is based on appreciation in value of the Company’s common stock. The SARs under the 2005 SAR Plan are payable in either shares of common stock of the Company, or cash at the option of the holder if so stated in the award agreements. Since the 2005 SAR Plan provides for the issuance of up to 200,000 shares of common stock to be issued to participants, the Company requested and received approval for the 2005 SAR Plan at the 2006 Annual Meeting of Shareholders. The Sovintel SAR Plan also provides for the award of SARs which are payable only in the form of cash.
The purpose of the 2005 SAR Plan and the Sovintel SAR Plan is to promote the long-term success of the Company and to create shareholder value by (a) encouraging named executive officers and other employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of persons with exceptional qualifications to serve as named executive officers, and (c) linking named executive officers and other employees directly to shareholder interests by tying compensation to long-term appreciation in the Company’s stock. Seventy-five percent of the SARs granted to date under the plans are subject to time vesting with one-third of these grants becoming vested and nonforfeitable on each of the first three anniversary dates from the grant date, provided that the named executive officer remains continuously employed by the Company until each such relevant date. In addition, the base share price for these grants increases by five percent on each anniversary date of the grant date for the SARs that have not yet vested on such anniversary date resulting in an increasing base share price for the unvested SARs. The remaining twenty-five percent of the SARs granted under the plans to date were subject to performance vesting. The performance target was the Company’s common stock achieving a closing trading price of at least $50.00 per share for thirty consecutive days. On February 22, 2007, our common stock achieved the $50.00 threshold and the performance vesting SARs became fully vested.
The Committee was appointed by the Board to administer the 2005 SAR Plan and Sovintel SAR Plan and the Committee has delegated the day-to-day management of the 2005 SAR Plan and the Sovintel SAR Plan to members of the Company’s management. However, the Committee determines the persons eligible to receive awards. To date, the Committee has awarded SARs consistent with the recommendations of management. SARs awarded to the Company’s Chief Executive Officer are discussed below on page 33. The number of SARs awarded to the other named executive officers and which have been recommended by the Company’s Chief Executive Officer and the Director of Human Resources were approved by the Committee.
The Company is reviewing its SARs program and investigating other forms of equity based compensation for its named executive officers and other employees to decrease volatility of related expenses. The Company is currently considering granting stock options and restricted stock to its employees under the Equity Plan and is seeking an increase in the number of shares available for issuance under the Equity Plan. Details regarding this issue can be found under Item 3 on page 17.
Currency of Payments
Compensation paid to named executive officers may be paid in rubles at an exchange rate fixed by the Company. Some named executive officers elect to receive their compensation in dollars, which may result in a different, and usually higher, amount paid to the named executive officers due to re-conversion of the compensation amounts to dollars from rubles at a rate close to the Russian Central Bank rate.
Perquisites and Other Personal Benefits
We provide our named executive officers with other benefits detailed in the All Other Compensation column in the Summary Compensation Table on page 35 that we believe are reasonable, competitive and consistent with the Company’s overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently. The costs associated with these benefits constitute only a small portion of the executive’s total compensation and include premiums on life insurance policies. We also provide the following benefits: the use of a company car, the use of a company driver for the named executive officers (with the exception of two named executive officers), school fees for named executive officers’ children, matching 401(k) contributions up to the Internal Revenue Service’s limit for American citizens, the cost of hiring a driver for one named executive officer, personal property insurance, and tax preparation services. Two named executive officers are entitled to use the paid VIP fast track service at Moscow airports. We believe that it is in the Company’s interest to provide this service to these named executive officers to avoid the long lines for passport control and customs at the Moscow airports.

Employment Agreements for Certain Executives
Change of Control
We have employment agreements with each of our named executive officers, which provide, among other things that, in the event of the named executive officer’s termination without cause or their voluntary resignation (as defined in the agreement), the named executive officers will be entitled to receive certain compensation and benefits.
With the exception of three named executive officers, the named executive officers have change of control provisions in their employment agreements such that in the event of a change of control, as defined in the employment agreements, these individuals shall receive payment in an amount equal to two times their annual salaries. Three of the four named executive officers with the change of control provisions shall also receive a pro rata portion of their bonus for the period up to the change of control. The employment agreements for Messrs. Cuffe, Svetlichny and Vandromme provide that in the event of a change of control, the Company will make a tax gross-up payment to cover any excise taxes that may be imposed in the case of a change in control.
“Change of Control” is defined in the respective employment agreements and does not apply to changes of control involving the Company’s major shareholders, Alfa Telecom Limited, Nye Telenor East Invest AS, OAO Rostelecom, or their respective wholly-owned subsidiaries and legal successors. We believe that these change of control provisions will help to retain executives and provide continuity of management in the event of any actual or threatened change of control of the Company. It is natural, in the face of a pending change of control, for executives to be concerned and distracted by uncertainty as to their ongoing role in the organization after the transaction. We recognize the importance of reducing the risk that these personal concerns could influence executive officers considering strategic opportunities that may include a change of control of the company. We believe that the change in control agreements appropriately balance the cost to the Company relative to potential damage from distraction or loss of key executives in connection with a potential change in control that could benefit our shareholders.
Chief Executive Officer Employee Agreement
When considering the terms for Mr. Vandromme’s employment agreement in 2005, the Committee engaged Mercer Human Resources Consulting SA to provide a review of market conditions for executive compensation. Under the terms of Mr. Vandromme’s employment agreement, Mr. Vandromme receives a base salary of $500,000 per year, which amount will be reviewed by the Compensation Committee of the Board of Directors annually. For 2006, the base salary was $500,000. Mr. Vandromme is eligible for an annual performance-based, incentive bonus, which, for 2006, is in the amount of up to $375,000. When Mr. Vandromme was hired, he was issued SARs with respect to 200,000 shares of our common stock, at a share price of $29.83 (“Granting Share Price”), one-third of which SARs shall vest and become vested and nonforfeitable on each of the first three anniversary dates from September 1, 2005, provided Mr. Vandromme remains continuously employed by the Company or one of its subsidiaries or business units until each such relevant date. This grant was not made under the SARs plans described above.

The agreement also provides that if, prior to August 31, 2008 and during Mr. Vandromme’s period of employment with the Company or one of its subsidiaries or business units, the average closing stock price per share of the Company common stock on the Nasdaq National Market, or any such other exchange on which the Company common stock may then be traded, exceeds an average of $50.00 during any thirty day consecutive period, Mr. Vandromme would be granted SARs for an additional 200,000 shares of the Company common stock at the Granting Share Price, which SARs shall be fully vested upon issuance. On February 8, 2007, our common stock achieved the $50.00 threshold and Mr. Vandromme was granted additional fully vested SARs in respect of 200,000 shares of our common stock. The SARs granted do not have a contractual term, however, all SARs shall be cancelled, and we shall make a payment with respect to the SARs vested to Mr. Vandromme upon the termination of employment for any reason. The SARs provide for a cash only settlement.
Tax and Accounting Implications
Taxation Policy for Expatriate Employees
The Company’s Expatriate Taxation Policy (the “Taxation Policy”) provides that any expatriate employees who are assigned to the Company’s, its subsidiaries or its representative offices from third countries to work in Russia, Ukraine or other countries of the Commonwealth of Independent States shall not be penalized in connection with any double or incremental taxation of their income earned in connection with their employment by the Company. Income is generally defined as base salary, cash bonuses and other benefits treated as compensation by the Company. The policy defines two groups of employees for the purposes of the Taxation Policy: (i) those employees who are required to file a tax declaration and pay taxes on their income in their country of assignment (“Host Country Taxpayers”), and (ii) those employees who are required to file a tax declaration and pay taxes on their income in both their home country and their host countries (“Home Country Taxpayers”). With the exception of Messrs. Tokarev (who was the Interim Chief Financial Officer for four months in 2006 until his resignation on May 19, 2006) and Vinogradov who are Russian citizens, and Mr. Vandromme who is Belgian and therefore considered a Host Country Taxpayer, all of the other named executive officers are US citizens and are considered Home Country Taxpayers. The Company reimburses to the Home Country Taxpayer the host country taxes and also grosses up for the Home Country Taxpayer for the income tax effect (federal and state taxes for American citizens) in the host and home countries due to the payment of the host country taxes by the Company.
Review of All Components of Executive Compensation
The Compensation Committee reviewed all components of the named executive officer’s compensation for 2006. The Compensation Committee met with many of the named executive officers to discuss the named executive officers’ respective goals, career objectives and compensation. The Compensation Committee believes that the compensation for the named executive officers is reasonable and not excessive.

Deductibility of Executive Compensation
As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
Accounting for Stock-Based Compensation
Beginning on January 1, 2006, the Company began accounting for stock-based payments including its 1999 equity participation program and SARs plans in accordance with the requirements of FASB Statement 123(R).
Summary Compensation Table
The following table contains information concerning the compensation provided to the Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers (the named executive officers). It also discloses the compensation paid to two former executive officers who left the Company in 2006 but would have been included had they been executive officers at the end of 2006.

						Non-Equity
Name and				Stock	Option	Incentive Plan	All Other
Principal				Awards	Awards	Compensation	Compensation
Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	($)	($)		Total ($)

Jean-Pierre Vandromme — Chief Executive Officer	2006	500,118	408,713		5,835,076		53,057	(3)	6,796,964
Alexander Vinogradov – President	2006	481,534		60,890		127,518			669,942
Boris Svetlichny - Senior Vice President, Chief Financial Officer and Treasurer	2006	246,109			597,549	250,254	108,732	(4)	1,202,644
Kevin Cuffe — Vice Managing Director Business & Consumer Solutions BU	2006	302,475			728,704	164,832	131,554	(5)	1,327,565
Michael Wilson – Vice President, Corporate Controller and Principal Accounting Officer	2006	241,547		18,605	132,536	172,765	86,352	(6)	651,805
Derek Bloom - Senior Vice President, General Counsel and Corporate Secretary (7)	2006	236,290		42,176	(9)		790,612	(8)	1,069,078
Nikolay Tokarev (10)	2006	71,877		7,752	(11)	102,920	70,800	(12)	253,349

(1)	This column represents the dollar amount recognized for financial statements reporting purposes with respect to the 2006 fiscal year for the grant date stock price of restricted shares. Fair value is calculated using the closing price of the Company’s stock on the date of grant recognized over the vesting period which is two years for Messrs. Vinogradov and Wilson, with one third of the restricted shares having vested when granted in 2005. One third of Mr. Bloom’s restricted shares vested on the grant date of January 10, 2006, with the remaining two thirds of his restricted shares having a two-vesting period, such vesting period stopping on the termination of Mr. Bloom’s employment agreement which is referred to below in Footnote 8.

(2)	The fair value of each SAR award is estimated at the end of each reporting period using the Monte Carlo simulation-based valuation model assuming a 0.12-4.75 year expected term, a 42.5% weighted average volatility, an expected dividend yield of 1.7% and a risk free rate of 4.84%. Estimated volatilities are based on historical volatility of the Company’s stock for the period matching the awards’ expected term. The Company uses historical data to estimate SAR exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior are considered together for valuation purposes. The expected term of the SARs granted is derived from the output of the SAR valuation model and represents the period of time that SARs granted are expected to be outstanding. The risk-free rate for periods within the expected term of the SAR is based on the US Treasury yield curve in effect at the end of the reporting period.

(3)	This amount includes costs associated with the personal use of two cars and drivers, personal cellular telephone use, medical premiums, tax filing preparation fees, and costs for Mr. Vandromme to travel to the

FIFA World Cup. The trip to the FIFA World Cup was with the Chairman of the Board of Directors, his family and several corporate clients.

(4)	This amount includes costs associated with personal use of a car and driver, personal cellular telephone use, legal fees related to his former employment, storage expenses, apartment search fees in Moscow, various travel expenses for Mr. Svetlichny’s family to obtain Russian visas, matching Company contributions under the Company’s 401(k) plan, medical premiums, tax filing preparation fees, $40,750 in school fees for Mr. Svetlichny’s children and gross-ups on fringe benefits.

(5)	This amount includes costs associated with the personal use of a car and driver, personal cellular telephone use, $11,563 in school fees for Mr. Cuffe’s children, matching Company contributions under the Company’s 401(k) plan, medical premiums, tax filing preparation fees and $57,291 for Russian tax protection payments which were grossed up in the amount of $19,182 for his 2005 tax year, and gross-ups on fringe benefits.

(6)	This amount includes storage fees, personal cellular telephone use, matching Company contributions under the Company’s 401(k) plan, medical premiums, tax filing preparation fees and $39,327 for Russian tax protection payments which were grossed up in the amount of $14,848 for his 2005 tax year.

(7)	Mr. Bloom joined the Company as Senior Vice President, General Counsel and Corporate Secretary on December 23, 2005. Mr. Bloom was terminated, without cause, as of October 14, 2006 (the “Separation Date”).

(8)	This amount includes school fees for Mr. Bloom’s child, personal cellular telephone use, matching Company contributions under the Company’s 401(k) plan, medical premiums, executive recruitment fees, tax filing preparation fees and $42,299 for Russian tax protection payments which were grossed up in the amount of $17,827 for his 2005 tax year and gross-ups on fringe benefits in the amount of $12,997. Pursuant to the terms of his Separation Agreement dated July 14, 2006, Mr. Bloom received $61,290 base salary through the Separation Date; career transition services in the amount $19,803; reimbursement of business expenses incurred prior to termination; a $300,000 separation payment; a $105,000 incentive bonus for 2006; $83,400 in lieu of shares of restricted stock that may have vested following the Separation Date; $26,500 in unused vacation; continuation of life insurance benefits for 6 months (valued at $1,740); continuation of personal property insurance for 6 months (valued at $2,175); $22,625 for tuition of Mr. Bloom’s son to attend school during the school year commencing in August 2006; reimbursement of the cost of one way business class tickets for Mr. Bloom and his spouse from Russia to the United States, grossed-up for US federal, state and local income taxes; expenses up to $25,000 for global outplacement; and $32,658 estimated moving costs, grossed-up for US federal, state and local income taxes.

(9)	Upon Mr. Bloom’s Separation Date, he forfeited 30,000 SARs.

(10)	Mr. Tokarev served as the Company’s Interim Chief Finance Officer from January 11, 2006 until March 17, 2006. He resigned from the Company on May 19, 2006.

(11)	Upon Mr. Tokarev’s separation date, he forfeited 20,000 SARs.

(12)	In connection with his separation, Mr. Tokarev’s employer, a wholly-owned subsidiary of the Company, agreed to forgive the remaining payments in the amount of approximately $70,800 of a loan made to Mr. Tokarev to purchase an apartment at a time when Mr. Tokarev was not a named executive officer.
Grants of Plan-Based Awards in 2006
The following table provides information about equity and non-equity awards granted to named executive officers in 2006. Two of the named executive officers with grants detailed under the “All Other Option Awards” column below were awarded SARs, and one named executive officer with a grant detailed under the “All Other Stock Awards” column below was awarded restricted stock.

						All Other			Grant
					All Other	Option			Date Fair
					Stock	Awards:	Exercise		Value of
					Awards:	Number of	or Base	Market	Stock
					Number of	Securities	Price of	Price on	and
		Estimated Possible Payouts Under			Shares of	Underlying	Option	Grant	Option
		Non-Equity Incentive Plan Awards			Stock or	Options	Awards	Date	Awards
Name	Grant Date	(1)			Units(#)	(#)	($/Sh)(2)	($/Sh)(3)	($)
		Thresh-old	Target	Maximum
		($)	($)	($)

Jean-Pierre Vandromme

Alexander Vinogradov			115,000	460,000
Boris Svetlichny	17-Mar-2006		150,000	600,000		12,500	29.63	30.00	114,500
Boris Svetlichny	17-Mar-2006					12,500	31.11	30.00	138,875
Boris Svetlichny	17-Mar-2006					12,500	32.67	30.00	139,250
Boris Svetlichny	17-Mar-2006					12,500	34.30	30.00	140,625
Kevin Cuffe			148,017	592,068
Michael Wilson	26-Jul-2006		82,775	331,100		1,250	23.67	24.09	6,588
Michael Wilson	26-Jul-2006					1,250	24.85	24.09	10,538
Michael Wilson	26-Jul-2006					1,250	26.10	24.09	10,950
Michael Wilson	26-Jul-2006					1,250	27.40	24.09	10,900
Derek Bloom	10-Jan-2006		105,000	420,000
Nikolay Tokarev			63,000	252,000

(1)	This table estimates the amounts that could have been earned under the Company’s Bonus Plan. For the actual amounts earned, please see the Summary Compensation Table on page 35.

(2)	The exercise price of the SAR is the lower of: (i) the average between the high and low sales price per share of the Company’s common stock on the grant date, or in case no sales takes place on such date, the last date on which a sale occurred, in either case as reported on the Nasdaq market; or (ii) the average closing sales price per share of common stock for the fourteen (14) trading days immediately preceding such date.

(3)	The market price is the closing price of the Company’s common stock on the Nasdaq market on the grant date.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information on the holdings of stock option and stock awards by the named executive officers at December 31, 2006. This table includes unexercised and vested stock option awards, unexercised and unvested SARs and unvested restricted stock awards.

	Option Awards					Stock Awards
						Number	Market
		Equity				of	Value of
		Incentive Plan				Shares	Shares
		Awards:				or Units	or Units
	Number of	Number of				of Stock	of Stock
	Securities	Securities				That	That
	Underlying	Underlying				Have	Have
	Unexercised	Unexercised	Option			Not	Not
	Options (#)	Unearned	Exercise		Option	Vested	Vested
Name	Exercisable	Options (#)	Price ($)		Expiration Date	(#)	($)

Jean-Pierre Vandromme	66,667	333,333 (1)	29.83		(2)
Alexander Vinogradov						1,454	68,105
Boris Svetlichny		50,000 (3)	29.63	(4)	17-Mar-2011
Kevin Cuffe	12,500 (5)	37,500 (5)	26.81	(6)	12-Dec-2010
Michael Wilson		7,500 (7)	28.15	(8)	12-Dec-2010	453	21,219
Michael Wilson		5,000 (9)	23.67	(10)	26-Jul-2011
Derek Bloom
Nikolai Tokarev

(1)	200,000 SARs vested on February 8, 2007, 66,667 SARs vest on September 1, 2007 and 66,666 vest on September 1, 2008.

(2)	Under the terms of Mr. Vandromme’s employment agreement, there is no expiration date for his SARs.

(3)	Represents 50,000 SARs granted on March 17, 2006. 12,500 SARs vested on February 22, 2007, when the performance target for such SARs was satisfied. 12,500 SARs vested on March 17, 2007, 12,500 SARs vest on March 17, 2008 and 12,500 SARs vest on March 17, 2009.

(4)	The base share price for this grant increases by five percent on each anniversary date of the grant date for the SARs that have not yet vested on such anniversary date resulting in an increasing base share price for the unvested SARs as follows:

Vesting Date:	Base Price
February 22, 2007	$29.63
March 17, 2007	$31.11
March 17, 2008	$32.67
March 17, 2009	$34.30

(5)	Represents 50,000 SARs granted on December 12, 2005. 12,500 SARs vested on December 12, 2006. 12,500 SARs vested on February 22, 2007, when the performance target for such SARs was satisfied. 12,500 SARs vest on December 12, 2007 and 12,500 SARs vest on December 12, 2008.

(6)	The base share price for this grant increases by five percent on each anniversary date of the grant date for the SARs that have not yet vested on such anniversary date resulting in an increasing base share price for the unvested SARs as follows:

Vesting Date:	Base Price
February 22, 2007	$26.81
December 12, 2006	$28.15
December 12, 2007	$29.56
December 12, 2008	$31.03

(7)	Represents the balance of 10,000 SARs granted on December 12, 2005. 2,500 SARs vested on December 12, 2006 and have been exercised. 2,500 SARs vested on February 22, 2007, when the performance target for such SARs was satisfied. 2,500 SARs vest on December 12, 2007 and 2,500 SARs vest on December 12, 2008.

(8)	The base share price for this grant increases by five percent on each anniversary date of the grant date for the SARs that have not yet vested on such anniversary date resulting in an increasing base share price for the unvested SARs as follows:

Vesting Date:	Base Price
February 22, 2007	$26.81
December 12, 2006	$28.15
December 12, 2007	$29.56
December 12, 2008	$31.03

(9)	Represents 5,000 SARs granted on July 26, 2006. 1,250 SARs vested on February 22, 2007, when the performance target for such SARs was satisfied. 1,250 SARs vest on July 26, 2007, 1,250 SARs vest on July 26, 2008 and 1,250 SARs vest on July 26, 2009.

(10)	The base share price for this grant increases by five percent on each anniversary date of the grant date for the SARs that have not yet vested on such anniversary date resulting in an increasing base share price for the unvested SARs as follows:

Vesting Date:	Base Price
February 22, 2007	$23.67
July 26, 2007	$24.85
July 26, 2008	$26.10
July 26, 2009	$27.40
Option Exercises and Stock Vesting in 2006
The following table provides information for the named executive officers on (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized.

	Option Awards		Stock Awards
	Number of Shares		Number if Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)

Jean-Pierre Vandromme	—	—	—	—
Alexander Vinogradov	—	—	2,160	64,579
Boris Svetlichny	—	—	—	—
Kevin Cuffe	—	—	—	—
Michael Wilson	13,000	63,468	660	19,732
Derek Bloom	—	—	3,201	86,983
Nikolai Tokarev	—	—	275	8,006
Pension Benefits Table
The Company does not have any pension plan; therefore, none of the Company’s named executive officers has any accumulated pension benefits.

Non-Qualified Deferred Compensation Table
None of the named executive officers has any non-qualified deferred compensation.
Potential Payments upon Termination or Change-in-Control
As described in the Compensation Discussion & Analysis, some of the named executive officers have severance and change of control clauses in their employment agreements. The information below describes and quantifies certain compensation that would become payable upon termination or change of control on December 31, 2006, given the named executive officer’s compensation and service levels as of such date.

	Termination				Termination
	by Reason	Termination	Termination		due to
	of Total	by Reason	without	Change of	Expiration of
Name	Disability	of Death	Cause	Control	Agreement
	$	$	$	$	$
Jean-Pierre Vandromme	(1)	(2)	(3)	(4)	—
Alexander Vinogradov	(1)	(2)	(5)	(6)	(7)
Boris Svetlichny	(1)	(2)	(8)	(9)	—
Kevin Cuffe	(1)	(2)	(10)	—	—
Michael Wilson	(1)	(2)	(11)	—	—
Derek Bloom	—	—	(12)	—	—
Nikolay Tokarev	—	—	(13)	—	—

(1)	No special compensation. However, the Company will pay all salary earned prior to the date of termination; a pro rata share of any bonus for the fiscal year in which the total disability occurred; any benefits in which the employee is a participant to the full extent of the employee’s rights under such plans; and reimbursement of business and/or entertainment expenses incurred by the employee prior to termination with the exception of disability benefits, which shall continue to be paid from the Company’s insured long-term disability plan for the period specified by such plan. In the event there is a period of time in which the employee is not paid salary and does not receive long-term disability payments for any reason, the Compensation Committee shall decide, in its sole discretion, whether the Company shall make interim payments to the employee until the commencement of payments under the long-term disability plan. Assuming a December 31, 2006 date of termination by reason of total disability and a 100% payout of target bonuses by the Company, the following named executive officers would receive the following pro rata share of any bonus: Mr Vandromme, $187,500; Mr. Vinogradov, $57,500; Mr. Svetlichny, $75,000; Mr. Cuffe, $74,009; and Mr. Wilson, $41,388. Due to Russian legislation, Mr. Vinogradov will also be paid an additional two weeks salary in the approximate amount of $16,308. Messrs. Bloom and Tokarev are no longer working with the Company.

(2)	No special compensation for any period after the employee’s death. However, the Company will pay to the employee’s beneficiary, to the degree earned but not paid prior to the date of the employee’s death, all salary; a pro rata share of any bonus for the fiscal year in which the death occurred; any benefits in which the employee is a participant to the full extent of the employee’s rights under such plans; and reimbursement of business and/or entertainment expenses incurred by the employee prior to termination. Assuming a December 31, 2006 date of termination by reason of death and a 100% payout of target bonuses by the Company, the following named executive officers would receive the following pro rata share of any bonus: Mr Vandromme, $187,500; Mr. Vinogradov, $57,500; Mr. Svetlichny, $75,000; Mr. Cuffe, $74,009; and Mr. Wilson, $41,388. Messrs. Bloom and Tokarev are no longer working with the Company.

(3)	Assuming a December 31, 2006, date of termination without cause, Mr. Vandromme would receive compensation in the amount of $281,250 representing a pro rata share of bonus for a nine month portion of the Company’s fiscal year, assuming a 100% payout of Mr. Vandromme’s target bonus, and reimbursement of business and/or entertainment expenses incurred by Mr. Vandromme prior to termination. Certain other benefits, are contingent upon receipt by the Company of a general release of employment related claims from Mr. Vandromme. The general release would release the Company, its current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the “Released Parties”) from any actions, suits, debts, contracts or other demands (“Losses”). Upon execution of the release, Mr. Vandromme would be entitled to receive additional compensation in the amount of $384,642 consisting of $375,000 (9 months’ salary), continuation of benefits for 6 months, which amount is equal to $6,322 (Aetna premium for 6 months), $480 (Cigna premium for 6 months), $1,740 (Capital Life premium for 6 months), and $1,100 (personal property premium for 6 months). Relocation expenses are also reimbursed, however there is no amount specified in the employment agreement.

(4)	Assuming a December 31, 2006 change of control date, Mr. Vandromme would receive $1,375,000, consisting of two times his annual salary of $500,000 and a $375,000 bonus payment, assuming a 100% payout of his $375,000 target bonus.

(5)	Assuming a December 31, 2006, date of termination without cause, Mr. Vinogradov would receive compensation in the amount of $86,250 representing a pro rata share of bonus for a nine month portion of the Company’s fiscal year, assuming a 100% payout of Mr. Vinogradov’s target bonus, and reimbursement of business and/or entertainment expenses incurred by Mr. Vingradov prior to termination. Certain other benefits are contingent upon receipt by the Company of a general release of employment related claims from Mr. Vinogradov. The general release would release the Released Parties from any Losses. Upon execution of the release, Mr. Vinogradov would be entitled to receive additional compensation in the amount of $339,210, consisting of $337,500 (9 months’ salary), continuation of benefits for 6 months, which amount is equal to $1,730 for medical premiums, and $480 long term disability coverage.

(6)	Assuming a December 31, 2006 change of control date, Mr. Vinogradov would receive $900,000, consisting of two times his annual salary of $450,000.

(7)	Upon the expiration of the term of Mr. Vinogradov’s employment agreement on November 6, 2007, Mr. Vinogradov is entitled to receive compensation in amount of $339,210, consisting of $337,500 (9 months’ salary), continuation of benefits for 9 months, which amount is equal to $1,730 for medical premiums, and $480 long term disability coverage.

(8)	Assuming a December 31, 2006, date of termination without cause, Mr. Svetlichny would receive compensation in the amount of $75,000 representing a pro rata share of bonus for a six month portion of the Company’s fiscal year, assuming a 100% payout of Mr. Svetlichny’s target bonus, and reimbursement of business and/or entertainment expenses incurred by Mr. Svetlichny prior to termination. Certain other benefits are contingent upon receipt by the Company of a general release of employment related claims from Mr. Svetlichny. The general release would release the Released Parties from any Losses. Upon execution of the release, Mr. Svetlichny would be entitled to receive additional compensation in the amount of $167,142 consisting of $157,500 (6 months’ salary), continuation of benefits for 6 months, which amount is equal to $6,322 (Aetna premium for 6 months), $480 (Cigna premium for 6 months), $1,740 (Capital Life premium for 6 months), and $1,100 (personal property premium for 6 months). Relocation expenses are also reimbursed, however there is no amount specified in the employment agreement.

(9)	Assuming a December 31, 2006 change of control date, Mr. Svetlichny would receive $780,000, consisting of two times his annual salary of $315,000 and a $150,000 pro rata bonus payment, assuming a 100% payout of his $150,000 target bonus.

(10)	Assuming a December 31, 2006, date of termination without cause, Mr. Cuffe would receive compensation in the amount of $111,013 representing a pro rata share of bonus for a nine month portion of the Company’s fiscal year, assuming a 100% payout of Mr. Cuffe’s target bonus, and reimbursement of business and/or entertainment expenses incurred by Mr. Cuffe prior to termination. Certain other benefits are contingent upon receipt by the Company of a general release of employment related claims from Mr. Cuffe. The general release would release the Released Parties from any Losses. Upon execution of the release, Mr. Cuffe would be entitled to receive additional compensation in the amount of $166,780, consisting of $157,500 (6 months’ salary), continuation of benefits for 6 months, which amount is equal to $6,322 (Aetna premium for 6 months), $480 (Cigna premium for 6 months), $1,740 (Capital Life premium for 6 months), and $738 (personal property premium for 6 months). Relocation expenses are also reimbursed, however there is no amount specified in the employment agreement.

(11)	Assuming a December 31, 2006, date of termination without cause, Mr. Wilson would receive compensation in the amount of $41,388 representing a pro rata share of bonus for a six month portion of the Company’s fiscal year, assuming a 100% payout of Mr. Wilson’s target bonus, and reimbursement of business and/or entertainment expenses incurred by Mr. Wilson prior to termination. Certain other benefits are contingent upon receipt by the Company of a general release of employment related claims from Mr. Wilson. The general release would release the Released Parties from any Losses. Upon execution of the release, Mr. Wilson would be entitled to receive additional compensation in the amount of $123,418, consisting of $118,250 (6 months’ salary), continuation of benefits for 6 months, which amount is equal to $2,210 (Aetna premium for 6 months), $480 (Cigna premium for 6 months), $1,740 (Capital Life premium for 6 months), and $738 (personal property premium for 6 months). Relocation expenses are also reimbursed, however there is no amount specified in the employment agreement.

(12)	Mr. Bloom joined the Company as Senior Vice President, General Counsel and Corporate Secretary on December 23, 2005. Mr. Bloom was terminated, without cause, on October 14, 2006. Pursuant to the terms of his Separation Agreement dated July 14, 2006, Mr. Bloom received $61,290 base salary through the Separation Date; reimbursement of business expenses incurred prior to termination; $300,000 separation payment; $105,000 incentive bonus for the 2006 fiscal year; $83,400 in lieu of shares of restricted stock that may have vested following the Separation Date; $26,500 in unused vacation; continuation of health benefits for 12 months (valued at $12,644); continuation of life insurance benefits for 6 months (valued at $1,740); continuation of personal property insurance for 6 months (valued at $1,100); payment of tuition of Mr. Bloom’s son to attend school during the school year commencing in August 2006; reimbursement of the cost of one way business class tickets for Mr. Bloom and his spouse, grossed-up for US federal, state and local income taxes; expenses up to $25,000 for global outplacement; and $32,658 estimated moving cost, grossed-up for US federal, state and local income taxes.

(13)	Mr. Tokarev resigned from the Company in May 2006. In connection with his separation, Mr. Tokarev’s employer, a wholly-owned subsidiary of the Company, agreed to forgive the remaining payments in the amount of approximately $70,800 of a loan made to Mr. Tokarev to purchase an apartment at a time when Mr. Tokarev was not a named executive officer of the Company. Mr. Tokarev also agreed that if in the period until December 31, 2007 he causes any material damage to the Company, reveals any Company commercial secrets, attracts Company finance personnel to his new employer or uses internal Company documents, then he will be required to repay to the Company’s wholly-owned subsidiary the $70,800.
Director Compensation
The Board resolved on February 16, 2006 to increase the level of compensation provided to members of the Board commencing with the election of new directors at the 2006 annual meeting of shareholders. Commencing with the election of new directors at the 2006 annual meeting of shareholders, there are two levels of Board fees with one level for non-executive directors who are not affiliated with a significant shareholder in the Company in the total amount of $100,000, and a second level for non-executive directors who are affiliated with a significant shareholder in the Company in the total amount of $75,000. At both levels, the Board fees are to be paid seventy percent in cash and thirty percent in the form of shares of restricted stock pursuant to the 1999 Equity Participation Plan of Golden Telecom, Inc. that shall vest after one complete year of service as a director of the Company. The cash portion of the Board fees shall be paid 50% within two weeks after the annual meeting at which directors are elected, and 50% by the following November 30. In addition, the Chairman of three of the Board’s four committees, excluding the Nominating and Corporate Governance Committee, shall receive an annual fee of $15,000 for accepting the additional responsibilities of chairing a Board Committee. The amount of Board fees and Committee Chairmanship fees paid to a director is subject to pro rata adjustment and refund to the Company, at the discretion of the Board of Directors, in the event of a director’s resignation prior to completion of his scheduled term of service to the Company. Stock options are automatically granted to independent directors under the 1999 Equity Participation Plan of Golden Telecom, Inc. However, each eligible director waived his right to receive stock options in 2005 and 2006, with the exception of Mr. Herman who received 2,500 options in 2005. The Company pays for non-employee directors’ accommodations and business class travel to and from the meetings of the Board and of Committees.
The current compensation program for non-executive directors is designed to compensate the directors fairly for work performed for a company of our Company’s size.

During 2006 until the 2006 annual meeting of the shareholders, each non-employee member of Golden Telecom’s Board of Directors had been entitled to receive an annual retainer fee of $15,000. In addition, each non-employee member of the Board of Directors had been entitled to receive a fee of $1,000 for each Board meeting attended in person and a fee of $500 for each Board meeting attended by telephone. Non-employee members were entitled to receive a fee of $750 for each Board committee meeting attended in person, a fee of $500 for each Board committee meeting attended by telephone and a fee of $500 for each Unanimous Written Consent in Lieu of Meeting adopted by the Board. However, Board committee fees were not paid if the meeting was held on the same day as a Board meeting. The Chair of the Audit Committee and the Compensation Committee had been entitled to receive an annual fee of $15,000 for service as the Chair in addition to the $15,000 annual retainer. In accordance with the Golden Telecom 1999 Equity Participation Plan, non-employee directors were also entitled to receive 10,000 stock options upon their initial appointment and 2,500 stock options for each subsequent year of service; however, each eligible director waived his right to receive stock options in 2005 and 2006, with the exception of Mr. Herman who received 2,500 options in 2005. The Company paid for non-employee directors’ accommodation and business class travel to and from the meetings of the Board and of the Committees.
Director Compensation Table

	Fees Earned or	Stock Awards		All Other
Name	Paid in Cash ($)	($)		Compensation ($)	Total ($)

Peter Aven	55,750	14,992	(1)	73,904 (4)	144,646
Alexey Khudyakov	56,250	14,992	(1)	—	71,242
Oleg Malis	55,250	14,992	(1)	—	70,242
Kjell Johnsen	72,750	14,992	(1)	—	87,742
Ronny Naevdal	52,500	14,992	(1)	—	67,492
David Herman	126,000	19,983	(2)(3)	—	145,983
David Smyth	125,000	19,983	(2)	—	144,983
Patrick Gallagher	110,000	19,983	(2)	—	129,983
Vladimir Bulgak	70,000	19,983	(2)	—	89,983
Vladimir Androsik	500				500
Michael Calvey	3,000				3,000
Ashley Dunster
Dmitry Korol	22,000				22,000
Jan Thygesen	500				500

(1)	During 2006, the non-employee director received 811 shares of our Common Stock under the 1999 Equity Participation Plan. In accordance with FAS 123R, the grant date fair value was $27.73 per share.

(2)	During 2006, the non-employee director received 1,081 shares of our Common Stock under the 1999 Equity Participation Plan. In accordance with FAS 123R, the grant date fair value was $27.73 per share.

(3)	As of December 31, 2006, Mr. Herman had outstanding an option to purchase 2,500 shares of Common Stock.

(4)	This amount is for costs associated with Mr. Aven and his family’s trip to the FIFA World Cup. The trip to the FIFA World Cup was with the Chief Executive Officer and several Company clients. The amount includes $3,968 for tickets, $24,800 for airplane charter costs and $45,136 for VIP hospitality services.
REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS
The Company has adopted a written policy on related party transactions (“Related Person Policy”). Related person transactions are those transactions in which the Company is a participant where the amount involved exceeds $120,000 and a director, nominee for director, executive officer, holder of more than 5% of our common stock or an immediate family member of any of the above has a direct or indirect material interest. Under the Related Person Policy, transactions that fall within the definition will be referred to the Audit Committee for its review, approval or ratification. Based on its consideration of all factors it deems relevant and appropriate, the Audit Committee will decide whether or not to approve such transaction and will only approve those transactions that are in the best interests of the Company. A related person transaction entered into without the pre-approval of the Audit Committee shall not be deemed to violate the Related Person Policy as long as the related person transaction is ratified by the Audit Committee as soon as reasonably practicable after it is entered into.
Each year we require our directors and executive officers to complete and return a questionnaire which, among other things, requires them to indicate any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. The directors and executive officers are required to notify the Company of any changes to the information provided in the questionnaire during the course of the year. Our Code of Conduct also provides guidance on potential conflicts of interest and provides guidance as to how an individual should act so as to avoid any such conflicts of interest.
We believe that these policies and procedures ensure that all related person transactions requiring disclosure under the SEC rules are appropriately reviewed and approved or ratified.
TRANSACTIONS WITH RELATED PERSONS
Shareholders and Standstill Agreements. On December 1, 2003, subsidiaries of the Company completed the purchase of OAO Comincom from Telenor. As a result of the transaction, Telenor acquired 19.5% of the Company’s then issued and outstanding shares. Also as a result of the transaction, the Company and certain major shareholders of the Company entered into a shareholders agreement and a standstill agreement. The shareholders agreement and standstill agreement, which came into effect on December 1, 2003, were entered into by the Company, Alfa Telecom Limited, Nye Telenor East Invest AS, Rostelecom, Capital International Global Emerging Markets Private Equity Fund L.P., Cavendish Nominees Limited and First NIS Regional Fund SICAV. An Independent Committee of the Board of Directors authorized both agreements and granted its approval of the acquisition pursuant to Section 203(a)(1) of the Delaware General Corporation Law.
The shareholders agreement provided that the parties to the agreement would vote their shareholding such that the nominees to the Board designated by the parties pursuant to the agreement would be elected to the Golden Telecom Board of Directors. It is the Company’s opinion that this provision of the Shareholders Agreement expired on December 1, 2005. Accordingly, the Nominating and Corporate Governance Committee of the Board of Directors recommended to the Board of Directors a slate of candidates to be elected as directors which the Nominating and Corporate Governance Committee considered to be in the best interests of the Company. The Board of Directors then approved the slate of candidates recommended by the Nominating and Corporate Governance Committee.
Agreements with affiliates of the Company.
Mr. Reznikovich is Chief Executive Officer and Mr. Malis is Senior Vice President of Altimo, which beneficially owned 29.2% of the Company as of April 5, 2007. In the past, companies affiliated with Altimo have provided investment banking, corporate finance and consulting services to the Company. On October 6, 2005, the Company’s subsidiary, Sovintel, entered into a Contract for Consulting Services with AT Consulting Limited, a legal entity organized under the laws of the British Virgin Islands that is an affiliate of Altimo. The aggregate amount of remuneration paid for services during 2006 was $500,000.
In February 2005, the Company entered into a one year agreement, which was extended until September 2006, with OOO Alfa Insurance, an affiliate of Altimo, to provide the Company with property and equipment liability insurance. The amount payable under this agreement is approximately $400,000. The amount paid by the Company under this agreement during 2006 was approximately $447,000. In 2006, the Company entered various agreements with a company affiliated with Altimo to provide the Company with property and liability insurance expiring in 2007. The amount payable under these agreements is approximately $400,000. The aggregate amount paid under these agreements in 2006 and 2007 was approximately $275,000 and $28,000, respectively.
Mr. Halvorsen is Executive Vice President of Telenor, which beneficially owned 20.1% of the Company as of April 5, 2007, and Mr. Johnsen is a Senior Vice President of Telenor Central & Eastern Europe, an affiliate of Telenor. The Company has also entered into commercial arrangements in the ordinary course of business with affiliates of Altimo, Telenor and Rostelecom, which beneficially owned 11.0% of the Company as of April 5, 2007. In the regular course of business, the Company enters into infrastructure, settlement and other operational contracts with Rostelecom. In 2006, the Company incurred costs from Rostelecom and Telenor under such contracts of approximately $33.7 million and $367,000, respectively. The Company believes that the arrangements with these companies have been conducted on commercially reasonable terms.
The Company maintains bank accounts with Alfa Bank, an affiliate of Altimo, which acts as one of the clearing agents for the payroll of the Russian staff of the Company. The balances at these bank accounts were minimal at December 31, 2006. In addition, certain of the Company’s Russian subsidiaries maintain current accounts with Alfa Bank. The amount on deposit was $300,000 at December 31, 2006.
The Company maintains bank accounts with International Moscow Bank. The spouse of the Company’s President is a member of the Executive Board of Directors of International Moscow Bank. The amount on deposit was approximately $1.1 million at December 31, 2006.
Mr. Malis’s brother is the Chief Executive Officer of one Russian based telecommunications service provider and the senior vice president of another. The Company received revenue from these two telecommunications service providers in the amount of approximately $6.9 million for the year ended December 31, 2006, and incurred costs from these two telecommunications service providers in the amount of approximately $1.3 million in the year ended December 31, 2006. At December 31, 2006, the Company had accounts receivable of approximately $3.4 million and accounts payable of $300,000 with these two telecommunications service providers.
Registration Rights Agreements. Golden Telecom entered into a registration rights agreement with Alfa Telecom Limited, Telenor, Rostelecom, Capital and Cavendish and First NIS on August 19, 2003 which became effective on the closing of the OAO Comincom transaction on December 1, 2003. The agreement provides that upon the written request of any of Alfa Telecom Limited, Telenor, or Rostelecom, the Company will use all reasonable efforts to register under the applicable federal and state securities laws the resale of any of the shares of the Company’s Common Stock owned by Alfa Telecom Limited, Telenor or Rostelecom, respectively. Each of Alfa Telecom Limited, Telenor, and Rostelecom may make such requests twice. The agreement also provides that upon the written request of either Capital or Barings, the Company will use all reasonable efforts to register under the applicable federal and state securities laws the resale of any of the shares of the Company’s Common Stock owned by Capital or Barings, respectively. Each of Capital or Barings may make such request once. Alfa Telecom Limited, Telenor, Rostelecom, Capital and Barings each have the right to include their respective shares of the Company’s Common stock in future registrations initiated by the Company on its own behalf or on behalf of other shareholders. This right is subject to certain limitations as to whether and to what extent each of Alfa Telecom Limited, Telenor, Rostelecom, Capital and Barings may include their shares in any such registration. The Company has agreed to pay any registration expenses. The registration rights agreement contains customary indemnification and contribution provisions between the Company, Alfa Telecom Limited, Telenor, Rostelecom, Capital, Cavendish and First NIS.
* * * * * * * * * * * * * * * * *
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The Company reports that during 2006 Mr. Gallagher and Mr. Smyth, directors of the Company, and Mr. Smirnov were late in filing their Forms 3, and Mr. Malis made two late Form 4 filings with the SEC for two sets of option exercises. These forms have now been filed. The Company believes that during 2006 all other reports for the Company’s executive officers and directors that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 and related regulations were filed on a timely basis.
* * * * * * * * * * * * * * * * *
OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING
Although we know of no items of business that will be presented at the Annual Meeting other than those described herein, proxies in the accompanying form will confer discretionary authority on us with respect to any other matters that may come before the meeting to the extent permitted by applicable rules of the SEC. In this regard consistent with the provisions of Rule 14a-4(c)(1), this proxy will grant us discretionary authority to vote on any shareholder proposals presented at the meeting of which we did not receive notice by March 14, 2007.
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GENERAL QUESTIONS
Q.: When and where is the shareholder meeting?
A.: The 2007 Annual Meeting of shareholders of Golden Telecom will be held in the Van de Velde Room, Rocco Forte Hotel Amigo, 1000 Rue de L’Amigo, 1-3 Brussels, Belgium on May 17, 2007 at 1:00 p.m. local time.
Q.: Why am I receiving this Proxy Statement and Proxy Card?
A.: You are receiving this Proxy Statement and Proxy Card from us because you owned shares in Golden Telecom on the record date. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also provides you information on these issues so that you can make an informed decision. The Proxy Card is used for voting.
Q.: Who can vote?
A.: Shareholders of record at close of business on April 5, 2007 are entitled to vote at the 2007 Annual Meeting. A list of the shareholders of record entitled to vote at the Annual Meeting will be available for review by any shareholder, for any purpose relating to the meeting between 9:00 a.m. and 5:00 p.m. at the executive offices of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114 or Golden Telecom, Inc., 2831 Twenty-Ninth St. N.W., Washington, D.C., 20008.
Q.: How many shares are entitled to vote?
A.: On April 5, 2007, Golden Telecom had outstanding approximately 36,692,015 shares of Common Stock, par value $0.01 per share, with each share representing one vote.

Q.: What is a quorum?
A.: In order to hold the meeting, there must be present in person or by Proxy Card holders of a majority of voting power of the outstanding shares of stock entitled to vote at the meeting, which is approximately 18,346,008 shares.
Q.: When are shareholder proposals for the next annual meeting due?
A.: Shareholder proposals, in order to be timely submitted for inclusion in the Company’s proxy materials for the 2008 annual meeting of shareholders, must be received at the Company’s principal executive offices no later than December 20, 2008.
Q.: Who pays the cost of solicitation?
A.: Golden Telecom pays the cost of soliciting your proxy and reimburses brokerage firms and others for forwarding this Proxy Statement and Proxy Card to you. In addition, Mellon Investor Services has been retained by Golden Telecom to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. Mellon Investor Services will receive a fee of approximately $5,500, plus reasonable expenses, for its services. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Golden Telecom. If you plan to attend, please advise the Company’s Corporate Secretary by e-mail at annualmeeting@gldn.net or by written correspondence.
Q.: Who can attend the Annual Meeting?
A.: Only beneficial owners of shares as of the record date are invited to attend the meeting. To gain admittance to the meeting, you must bring proof of your ownership. If you are a shareholder of record and received this Proxy Statement and your Proxy Card by mail, no brokerage or other statement is needed for you to attend the Annual Meeting. If a broker or other nominee holds your shares, and you plan to attend the Annual Meeting, you should bring a recent brokerage statement showing your ownership of the shares. In all cases you must also bring a form of personal identification.
Q.: How can I receive a copy of the annual report?
A.: The 2006 Annual Report of Golden Telecom is being mailed together with this Proxy Statement.
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VOTING PROCEDURES (For Shareholders of Record)
You are a shareholder of record if you have an account directly with our transfer agent, Mellon Investor Services.

Q.: How do I vote?
A.: You may vote by signing and mailing your Proxy Card. If you return your signed Proxy Card to Golden Telecom before the Annual Meeting, Golden Telecom will vote your shares as you direct. Please review the instructions as to Voting Procedures under Item No. 4 on your proxy card relating to the election of directors. You can also specify whether you approve, disapprove, or abstain from the proposal to ratify the selection of our auditors.
Q.: What does discretionary authority mean for shareholders of record?
A.: If you return your Proxy Card to the Company, but do not specify on your Proxy Card how you want to vote your shares, we will vote them “FOR” the election of all Company nominees for director as set forth under “Election of Directors” above, “FOR” Items No. 2 and 3 on your Proxy Card, and we will “WITHHOLD AUTHORITY” on Item 4, the shareholder proposal to elect a director. However, if you vote “FOR” Item 4, but do not specify how you want to vote on Item 1, we will vote your shares “FOR” Item 1 and your Proxy Card will be invalid with respect to Items 1 and 4 because it will be deemed to be a vote for 11 nominees for director and you are only able to vote for 10 nominees.
Q.: How do I change my vote?
A.: Shareholders of record who execute proxies may revoke them at any time before they are voted. Any Proxy Card may be revoked by the person giving it any time before it is voted by delivering to the Corporate Secretary of the Company at the Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia 115114 or Golden Telecom, Inc., 2831 Twenty-Ninth St., N.W., Washington, D.C., 20008, on or before the business day prior to the Annual Meeting or at the Annual Meeting itself, a subsequent written notice of revocation or a subsequent Proxy Card relating to the same shares or by attending the meeting and voting in person.
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VOTING PROCEDURES (For Beneficial Shareholders)
You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (the “nominee”) holds your stock. This form of ownership is often called ownership in “street name” since your name does not appear anywhere on our records.
Q.: How do I vote?
A.: You must vote in the manner described by the nominee in the materials delivered by the nominee with this Proxy Statement. Detailed instructions are also included in this Proxy Statement.
Q.: How do I change my vote?

A.: To change your vote, follow the nominee’s instructions on revoking or changing your vote.
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GENERAL VOTING QUESTIONS
Q.: How many votes are needed for a proposal to pass?
A.: The vote of the holders of a plurality of the votes cast by shareholders will elect candidates for director (Items No. 1 and 4 on your Proxy Card). Only ten directors will be elected to the Board, therefore one of the persons listed in this proxy statement will not be elected. When your Proxy Card is completed, please confirm that you have only voted for ten candidates and not eleven candidates. The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to ratify the Board of Directors’ appointment of Ernst & Young as the Company’s independent public accountants for 2007 (Item No. 2 on your Proxy Card) and to approve the amendment to the Company’s 1999 Equity Participation Plan (Item No. 3 on your Proxy Card).
Q.: What shares are reflected on my Proxy Card?
A.: The Proxy Card we delivered to you reflects all shares owned by you at the close of business on the record day. If you hold shares “in street name” you will receive a voting instruction card from your nominee.
Q.: If I plan to attend the meeting, should I still vote by Proxy Card?
A.: Yes. Casting your vote in advance does not affect your right to attend the meeting. Written ballots will be available at the Annual Meeting for shareholders of record. If you send in your Proxy Card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Beneficial owners who wish to attend the meeting and vote in person must request a proxy from the nominee and bring that proxy to the meeting.
A copy of the Annual Report to Shareholders of Golden Telecom, Inc., which includes financial statements, is being mailed to you with this Proxy Statement. You may receive an additional copy of the Annual Report to Shareholders at no charge upon written request directed to Investor Relations, Representative Offices of Golden TeleServices, Inc., 1 Kozhevnichesky Proezd, 2nd Floor, Moscow, Russia, 115114, Fax Number 7-495-797-9306 or from Investor Relations, Golden Telecom, Inc., 2831 Twenty-Ninth St., N.W., Washington, D.C., 20008, Fax Number 1-202-332-4877 or e-mail to annualmeeting@gldn.net.

The Board of Directors Recommends Votes FOR items 1, 2 and 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.  ELECTION OF DIRECTORS

Nominees: Approved by the Company
01. Petr Aven,
02. Vladimir Bulgak,
03. Patrick Gallagher,
04. Thor Halvorsen,
05. David Herman,
06. Kjell Johnsen,
07. Oleg Malis,
08. Alexey Reznikovich,
09. David Smyth and
10. Jean-Pierre Vandromme
FOR all nominees approved by the Company ☐	WITHHOLD AUTHORITY to vote for all nominees approved by the Company ☐	2. RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLC AS INDEPENDENT PUBLIC AUDITORS OF THE COMPANY FOR 2007		FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR ALL EXCEPT:	☐	3. APPROVAL OF AN AMENDMENT TO THE 1999 EQUITY PARTICIPATION PLAN OF GOLDEN TELECOM, INC.		FOR ☐	AGAINST ☐	ABSTAIN ☐
To withhold authority to vote for any individual Company nominee, write that nominee’s number on the line below	Please note that if you vote “FOR” or take no action in item 1 and “FOR” item 4 your proxy card will be invalidated with respect to those two items because you will have voted for 11 candidates while you are only permitted to vote for 10 candidates.
The Board of Directors recommends that you “WITHHOLD AUTHORITY” for item 4.
				FOR	WITHHOLD AUTHORITY
		4. If presented, a shareholder proposal to elect Andrey Gaiduk as Director	1. Andrey Gaiduk	☐	☐

CHECK HERE IF YOU PLAN TO ATTEND THE STOCKHOLDERS MEETING ON MAY 17, 2007	☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature	Signature	Date

▲ FOLD AND DETACH HERE ▲
ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2007

PROXY
COMMON STOCK
GOLDEN TELECOM, INC.
Representative Offices of Golden TeleServices, Inc.
1 Kozhevnichesky Proezd, 2nd Floor, Moscow, 115114, Russia
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby nominates and appoints Ilya Smirnov and Boris Svetlichny or either of them, as proxies with full power of substitution to each, and hereby authorizes each of them to represent and to vote, as designated hereon, all shares of Common Stock of GOLDEN TELECOM, INC. (the “Company”) which the undersigned is entitled to vote on all matters that come before the Annual Meeting of Stockholders to be held on May 17, 2007, and any adjournments thereof.
     Items 1, 2, and 3 will be presented by Golden Telecom, Inc. and Item 4 is expected to be presented by a shareholder.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY’S NOMINATED DIRECTORS (ITEM 1) AND FOR ITEMS 2 AND 3 AND TO WITHHOLD AUTHORITY ON ITEM 4.

(Continued and to be signed on reverse side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
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PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE: _______________________________________ DATE: ____________________
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